UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A/A

Amendment No. 5

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

BioSculpture Technology, Inc.

(Exact name of issuer as specified in its charter)

Delaware

(State of other jurisdiction of incorporation or organization)

1701 South Flagler Drive, Suite 607

West Palm Beach, Florida 33401

Phone: (561) 651-7816

(Address, including zip code, and telephone number,

including area code of issuer’s principal executive office)

Robert L. Cucin, MD, JD

President and Chief Executive Officer

1701 South Flagler Drive, Suite 607

West Palm Beach, Florida 33401

Phone: (561) 651-7816

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

3845	52-2316605
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

This Offering Circular shall only be qualified upon order of the Commission, unless a subsequent amendment is filed indicating the intention to become qualified by operation of the terms of Regulation A.

This Offering Circular is following the offering circular format described in Part II of Form 1-A.

PRELIMINARY OFFERING CIRCULAR

Form 1-A

BioSculpture Technology, Inc.

1701 South Flagler Drive, Suite 607, West Palm Beach, Florida 33401

Phone: (561) 651-7816 www.biosculpturetechnology.com

Best Efforts Offering of

1,428,571 Shares of Common Stock at $3.50 per Share

	Price to Public	Underwriting discount and commissions	Proceeds to issuer	Proceeds to other persons
Per share	$3.50	$0.35	$3.15	None
Total Minimum	$350.00	$35.00	$315.00	None
Total Maximum	$5,000,000	$500,000	$4,500,000	None

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND PROSPECTIVE PURCHASERS SHOULD BE PREPARED TO SUSTAIN A LOSS OF THEIR ENTIRE INVESTMENT. See “Risk Factors” BEGINNING ON page 7 of this OFFERING Circular.

The proposed sale will begin as soon as practicable after this Offering Circular has been qualified by the Securities and Exchange Commission and the relevant state regulators, as necessary. This offering will close upon the earlier of (1) the sale of the maximum number of shares of common stock offered hereby, (2) one year from the date this offering begins, or (3) a date prior to one year from the date this offering begins that is so determined by our Board of Directors. The Company is self-underwriting this offering on a “best efforts” basis.

DATE OF OFFERING CIRCULAR: [________________], 2016

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The Attorney General of the State of California has not reviewed this document or any other document submitted to investors in connection with this offering for the adequacy of its disclosure and does not pass on the merits of this offering.

THERE IS AT THIS TIME, NO PUBLIC MARKET FOR THE SECURITIES

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THESE LAWS. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE REGULATORY AUTHORITY NOR HAS THE COMMISSION OR ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THE COMPANY IS FOLLOWING THE “OFFERING CIRCULAR” FORMAT

OF DISCLOSURE UNDER REGULATION A

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF A SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

INVESTMENT IN SMALL BUSINESSES INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.

THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR ANY PERSON TO WHO IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME AN OFFERING CIRCULAR WHICH IS NOT DESIGNATED AS A PRELIMINARY OFFERING CIRCULAR IS DELIVERED AND THE OFFERING STATEMENT FILED WITH THE COMMISSION BECOMES QUALIFIED.

NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE AS HAS BEEN NO CHANGE IN THE AFFAIRS OF OUR COMPANY SINCE THE DATE HEREOF. INFORMATION CONTAINED IN THE PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT.

THE OFFERING PRICE OF THE SECURITIES IN WHICH THIS OFFERING CIRCULAR RELATES HAS BEEN DETERMINED BY THE COMPANY AND DOES NOT NECESSARILY BEAR ANY SPECIFIC RELATION TO THE ASSETS, BOOK VALUE OR POTENTIAL EARNINGS OF THE COMPANY OR ANY OTHER RECOGNIZED CRITERIA OF VALUE.

NASAA UNIFORM LEGEND:

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY THE FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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ABOUT THIS OFFERING CIRCULAR

This Offering Circular describes the offer and sale by us of shares of our common stock pursuant to the exemption from registration provided by Section 3(b) of the Securities Act and Regulation A promulgated thereunder.

This Offering Circular speaks only as of the date hereof.

We will amend this Offering Circular whenever the information it contains has become false or misleading in light of existing circumstances and for other purposes, such as to disclose material developments related to the securities offered hereby, to update required financial statements or if there has been a fundamental change in the information initially presented. We will file an amended Offering Circular as part of an amendment to our Form 1-A, which we will file with the SEC, state regulators or other appropriate regulatory bodies. Our shares of common stock are not available for offer and sale to residents of every state.

THIS OFFERING CIRCULAR CONTAINS ALL OF THE REPRESENTATIONS BY THE COMPANY CONCERNING THIS OFFERING, AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR.

This Offering Circular, together with Financial Statements, consists of total of approximately 70 pages.

Cautionary Statement Concerning Forward-Looking Statements

All statements other than statements of historical facts included in this Offering Circular are forward-looking statements. In addition, the words “anticipate,” “believe,” “estimate,” “expect,” and similar expressions as they relate to BioSculpture or its management are intended to identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Additional important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors,” which begins on page 7, and elsewhere in this Offering Circular.

SUMMARY INFORMATION

IMPORTANT NOTICE TO INVESTORS

The following summary highlights information contained elsewhere in this Offering Circular relating to the offering herein (the “Offering”). This summary is not complete and does not contain all of the information that you should consider before investing in shares of common stock. You should carefully read the entire Offering Circular; especially the section concerning the risks associated with the investment in common stock, discussed under “Risk Factors.”

Unless we state otherwise the terms “we”, “us”, “our”, “Company”, “BioSculpture”, “management”, or similar terms collectively refer to BioSculpture Technology, Inc., a Delaware corporation.

Some of the statements in this Offering Circular are forward-looking statements. See “About this Offering Circular—Cautionary Statement Concerning Forward-Looking Statements.”

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THE COMPANY AND BUSINESS SUMMARY

BioSculpture Technology, Inc. was formed on May 18, 2001, as a Delaware corporation. We are in the business of developing, licensing, manufacturing and distributing power assisted aspiration devices, procedures, related medical equipment, and technologies. BioSculpture addresses the liposuction and obesity markets with proprietary medical devices and saleable products. In 2013, the Company turned its focus from manufacturing power-assisted devices for the cosmetic liposuction market to developing a minimally invasive device and procedure for the treatment of obesity, metabolic syndrome and type 2 diabetes mellitus.

Two-thirds of the world is overweight and one third is frankly obese. The McKinsey Global Institute estimates that 50% of the world’s population will be obese by 2030 and that $2 trillion was spent on obesity-related diseases in 2014. Persistent Market Research reports that $1.4 billion was spent on bariatric surgery medical devices in 2014 and that that market has a CAGR of 9.6% so it will reach $2.5 billion by 2020.

It is that fat within your abdomen, the visceral or “belly” fat which liposuction cannot remove that is responsible for all of the morbidities associated with obesity. It causes gastric reflux and sleep apnea simply because of its bulk and secreting the bad cytokines or cellular hormones that cause type 2 diabetes mellitus, hypertension, inflammation and clots in your arteries, heart disease, autoimmune diseases and cancers, hunger, and a lack of energy. Current bariatric surgical alternatives are either restrictive (Lap-Band® and gastric visceral sleeve) or bypass (roux-en-Y gastric bypass) and have serious potential complications (leaks, bleeding, emboli, foreign body complications, fatty liver, kidney stones, and death) and life-compromising sequelae. Those lifestyle compromises may include the inability to eat a normal-sized meal, fatty diarrhea, dumping, anemia, necessity for regular liver function tests, and in many cases becoming a digestive cripple. Testifying to physician and patient satisfaction with current surgical alternatives, the number of bariatric surgical procedures carried out in the U.S. annually has plateaued at roughly 220,000 since 2008 in spite of rising costs. The American Diabetes Association reports there are 19.75 million diagnosed, type 2 Diabetics in the U.S. with 1.4 million new type 2 diabetics diagnosed each year. The Endocrine Society reports that physicians are now recommending bariatric surgery for these patients more often because it is more frequently successful than diet and exercise alone. The untapped potential of this bariatric treatment market is huge and growing. BioSculpture Technology believes its third generation tissue aspiration technology will make the direct endoscopic removal of this metabolically detrimental visceral fat a safer, more efficient and cost-saving alternative to both the current bariatric surgical alternatives and the potential market entrants on the horizon.

The Company believes that once regulatory approvals have been attained and insurance reimbursement obtained for endoscopic visceral lipectomy, the Company’s most important stream of earnings will be from its EVL® device as the bariatric market is the larger and more rapidly growing. As bariatric surgery is generally reimbursed as medically indicated bariatric surgery is a recession-proof market. The Company will have other revenue streams based upon third generation products for small and medium to large volume cosmetic liposuction market. These new liposuction products require regulatory approvals as well, but as the use of elective surgery devices is generally not reimbursed by insurance; their sales will remain sensitive to the state of the economy.

Liposuction is one of most commonly performed elective surgical procedure in the world and the most frequently carried out procedure for obesity. According to statistical data released by the American Society of Plastic Surgeons (“ASPS”), liposuction was the second most common cosmetic surgical procedure performed and 221,051 liposuction procedures were performed in the U.S. in 2015, up 5% from the 2014 with a typical liposuction surgical fee of $3,009. ASPS surveys report an estimate of $668,153,180 spent on liposuction in 2015; we believe we can tap into that market with single use, per procedure consumables. We believe the potential medical device market for power assisted liposuction medical devices is estimated at over $500 million per year.

Our gentler-by-design technology has a number of substantial advantages for both patient and doctor. Our design helps reduce patient pain, swelling, bruising, unevenness and waviness, blood loss, and the necessity for repeated procedures and helps to shorten convalescence. For the surgeon, our products increase control and eliminate the surgical drudgery, labor and fatigue of manual stroking required with alternate liposuction processes. By reducing anesthesia time and the necessity of corrective procedures, generally carried out at the surgeon’s expense in his office, our FDA cleared, pneumatic Airbrush Liposculpture® II System and the not as yet FDA-cleared electrical Airbrush Liposculpture® IIE System which will replace it, can save the doctor money and pay for themselves in the first two years of typical usage. They are designed for medium to large liposuction procedures. Also not FDA-cleared, the Airbrush® Liposculptor III, is designed for the small volume liposuction market and will have integrated collection devices for fat autografting for correction of wrinkles and scars.

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THE OFFERING

Securities offered by BioSculpture	1,428,571 shares of our common stock, par value $0.001 per share (the “Shares” or the “Securities”)

Offering price per unit	Fixed price of $3.50 per Share for the duration of the Offering. The minimum investment is $700 for 200 Shares. Fractional shares will not be issued. Only round lots of 100 shares will be sold.

Number of Shares outstanding before the offering

 As of August 1, 2016, 6,130,277 Shares are currently issued and outstanding. No shares of our preferred stock are issued and outstanding as of such date. See “Securities Being Offered” for a discussion of the differences between security classes.

Minimum number of Shares to be sold in this offering	None. The minimum investment is a minimum $700 for 200 shares. Only round lots of 100 shares shall be sold above this minimum purchase amount.

Market for these securities	There is presently no public market for these Securities.

Use of proceeds	We intend that the proceeds from this Offering will be used to pay for offering expenses and thereafter for general corporate purposes.

Termination of the Offering	This Offering will close upon the earlier of (1) the sale of the maximum number of Shares offered hereby, (2) one year from the date this offering begins, or (3) a date prior to one year from the date this offering begins that is so determined by our Board of Directors.

High Degree of Risk

Given the nature of the industry in which we operate, and other factors, these securities carry a high degree of risk, and investors should be prepared to sustain a loss of their entire investment. See “Risk Factors” beginning on page 7. The most significant risk factors are as follows:

●	Medical Technology and Device Industry; Competition - If any of our products or assets does not generate income sufficient to meet operating expenses, the value of our common stock could be adversely affected. Our industry is subject to intense competition and out competitor’s products currently have large market shares. Our ability to obtain market share will be difficult and cannot be guaranteed.

●	Regulatory Approvals - The medical device industry is a highly regulated industry. Approval of our current and future products require US Food and Drug Administration (“FDA”) inspection of our facilities and we require FDA clearance for sale of new products and their indications, which may not be obtained.

●	Customer Base Acceptance – Our inability to develop a customer base for our products could have a material adverse effect on us. No assurance can be given that our products will attain a degree of market acceptance on a sustained basis or that it will generate revenues sufficient for sustained profitable operations.

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●	Development Stage Business – BioSculpture commenced operations in 2001. We are still in the development stage with respect to many of our products and have had no significant sales or any earnings to date.

●	Control by management - As of August 1, 2016, our executive officers owned approximately 88.9% of our outstanding common stock. Upon completion of this Offering, if all of the Shares are sold, our executive officers will own approximately 67.6% of our outstanding common stock, and thus will have the ability to elect directors to our Board.

●	Dependence on Financing - If we do not raise sufficient working capital and continue to experience pre-operating losses, there will most likely be substantial doubt as to our ability to continue as a going concern. Revenue operations have not commenced because we have not raised the necessary capital.

●	Broker-Dealer Sales of Shares - The Shares are not listed for trading on any exchange, and there can be no assurances that the Shares will ultimately be listed for trading on any exchange. All U.S. exchanges and certain quotation systems require that a company be a reporting company with the Securities and Exchange Commission (the “SEC”) to be eligible for listing or quotation. We are not, and will not be after consummation of this Offering, a reporting company with the SEC.

●	Secondary Market - No application is currently being prepared for the Securities to be listed on an exchange or quoted on any OTC Markets tier. There can be no assurance that a liquid market for the Securities will develop or, if it does develop, that it will continue. If a market does develop, it may not be liquid.

●	Offering Price - The price of the Shares in this Offering has been arbitrarily established by our current management, considering such matters as the state of our business development, intellectual property, and the general condition of the industry in which we operate. The Offering price bears little relationship to the assets, net worth, or any other objective criteria.

RISK FACTORS

Investing in the Shares is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors and all of the information set forth in this Offering Circular before deciding to invest in our Shares. In connection with the forward-looking statements that appear in this Offering Circular, you should also carefully review the cautionary statement referred to under “About this Offering Circular—Cautionary Statement Concerning Forward-Looking Statements.”

Medical Technology and Device Industry Risks

Investments in the medical technology and device industry are subject to varying degrees of risk. The yields available from equity investments in medical technology and device industry companies depends on the amount of income earned and capital appreciation generated by the company as well as the expenses incurred in connection therewith. If any of the Company’s products or assets does not generate income sufficient to meet operating expenses, the value of the Shares could adversely be affected. Income from, and the value of, the Company’s products and assets may be adversely affected by the general economic climate, the general medical technology and device market conditions such as oversupply of related products or a reduction in demand for medical technology and device products in the areas in which the Company’s products and assets are located or sold, competition from other medical technology and device companies, and the Company’s ability to provide adequate products. Revenues from the Company’s products and assets are also affected by such factors such as the costs of product production and operations, as well as global and national market conditions.

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Because investments in companies such as the Company are relatively illiquid, the Company’s ability to vary its asset portfolio promptly in response to economic or other conditions is limited. The relative illiquidity of its holdings could impede the Company’s ability to respond to adverse changes in the performance of its products and assets. No assurance can be given that the fair market value of the products produced or assets acquired by the Company will not decrease in the future. Investors have no right to withdrawal their equity commitment or require the Company to repurchase their Shares and the transferability of the Shares is limited. Accordingly, investors should be prepared to hold their investment interest until the Company is dissolved and its assets are liquidated.

Regulatory Approvals

The medical device industry is a highly regulated industry. Approval of our current and future products require FDA inspection of our facilities and FDA clearance for sale of new products and their indications. This involves expense with no guarantee such approval or indication for sale will be granted. Sale in European Community requires a CE mark for medical device sales. Such CE compliance for medical devices is based on adherence to ISO 9001 and ISO 13485 standards rather than GMP (Good Manufacturing Practices) as in the U.S for the FDA. Other countries have similar agencies from which approval must be sought. These approvals require the assistance of paid consultants and certain testing for assure and certify compliance with these standards.

The Airbrush® Liposculptor II hand piece and its associated components which together comprise the pneumatically-powered Airbrush® Liposculpture system currently offered by the Company have already received 510(k) clearance for sale (k031881). The streamlined next generation electrical wand that will replace it Airbrush® Liposculptor IIE has not yet been submitted to the FDA. It will require clearance before sale and will be submitted to the FDA under a 510(k) as equivalent to the hand piece it will replace. While our FDA consultant believes it is reasonable to assume substantial equivalence to our current one as it has undergone little change other than substituting electrical for pneumatic actuation with both patient and physician interfaces substantially unchanged, there is no assurance the FDA will agree.

The Intellimotion® Controller which powers Airbrush® Liposculptor II has already received a 510(k) clearance for sale for use in conjunction with it. The relatively minor upgrade which maintains substantially equivalence to the current model which will allow it to not only remain backwards compatible but also have the added capability of powering Airbrush® Liposculptor IIE, EVL® and Airbrush® III will have to receive a new 510(k) clearance for use with each individual device as a system. There is no assurance the F.D.A. will regard our newer devices are substantially equivalent to our early models.

Likewise, the EVL® and Airbrush® III hand pieces will require FDA clearance before sale and will be submitted under 510(k)’s as equivalent to earlier devices. Consistent with these planned 510(k) submissions, marketing for these three devices will be limited to approved indications. No “off-label” uses can be or will be promoted.

Before the Company can market EVL® as a device specifically for visceral lipectomy and even more specifically for the treatment of obesity, metabolic syndrome and type 2 diabetes mellitus, it will require additional FDA submission(s) that may include clinical studies or a premarket approval (“PMA”) which is a substantially more expensive and lengthy approval process than a 510(k).

Building Manufacturing Capacity and Certification

In order to commercialize our products in volume, we need to either build additional internal manufacturing capacity or contract with one or more manufacturing partners, or both. Our technology and the manufacturing process for our products is highly complex, involving a larger number of unique parts, and we may encounter unexpected difficulties in manufacturing our products. There is no assurance that we will be able to continue manufacturing our products. There is no assurance that we will be able to continue to build, or enter into agreements with manufacturing partners, to meet the volume and quality requirements necessary to be successful in the market. Manufacturing and product-quality issues may arise as we increase the scale of our production. If our products do not consistently meet our customers’ performance expectations, our reputation may be harmed, and we may be unable to generate sufficient revenue to become profitable. Any delay or inability in establishing or expanding our manufacturing capacity could diminish our ability to develop or sell our products, which could result in lost revenue and seriously harm our business, financial condition and results of operation.

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We rely on other companies for the manufacture of devices, components and sub-assemblies. We may not be able to scale the manufacturing process necessary to build and test multiple products on a full commercial basis successfully, in which event our business would be materially harmed.

In addition to the need to maintain suitable, efficient, and safe production facilities to meet consumer demand, the company is required to maintain such current good manufacturing practices in accordance with 21 CFR §820.20 and §820.70. Failure to comply with such standards and federal law will result in investigation by the FDA and the potential for injunction of offending operations and damage to the Company’s reputation.

Our products are complex and involve a large number of unique components, many of which require precision manufacturing. The nature of the products requires customized components that are currently available from a limited number of sources, and in some cases, sole or single sources. If we are unable to secure a sufficient supply of these product components, we will be unable to manufacture and sell our products in a timely fashion or in sufficient quantities or under acceptable terms. Additionally, for those components that are currently purchased from a sole or single source supplier, we have not yet arranged for alternative suppliers. It might be difficult to find alternative suppliers in a timely manner and on terms acceptable to us.

For international sales, it is imperative that the Company obtain CE certification, as the device regulatory agencies of many companies require that in addition to their own or U.S. FDA approval for sale. Although the Company has employed independent testers and consultants to assure its products, manufacturing methods, tests and procedures are in conformity with ISO 9001, ISO 13485 and other applicable guidelines for such certification, the Company has not yet obtained CE for Airbrush® Liposculptor II and it must obtain such certification for any future products as well to facilitate international sales. This may lead to additional costs and delays before international sales are realized.

Customer Base Acceptance

The Airbrush® Liposculptor II is a Twin Cannula Assisted Liposuction (“TCAL”) device that offers particular advantage in the removal of fat from significantly overweight and obese patients. It is based on a sliding tube-within-a-tube, Twin Cannula Assisted Liposuction (“TCAL”) technology that allows mechanical reciprocation of the aspirating tube or cannula within a sheath, sparing the patient the trauma of each advancing stroke and the surgeon the necessity of manually moving the instrument back and forth. The typical purchasing surgeon is a board certified plastic surgeon, cosmetic surgeon, otolaryngologist or gynecologist who performs liposuction surgeries in volumes larger than 1,500 to 3,000 gm. (3.3 to 6.6 lbs.) per session and does so in suitability inspected and accredited ambulatory facilities. The added control can assist in the smaller volume liposuctions, but that is not this instrument’s target market.

The Company believes it can further develop the existing customer base, and develop a new and broader base. Airbrush® Liposculptor IIE is an electrical medium and large volume TCAL device targeting the plastic surgeons, gynecologists and general surgeons. The single cannula Power Assisted Liposuction device (“PAL”) Airbrush® Liposculptor III targets the dermatologists and cosmetic surgeons performing smaller volume liposuctions in less well-equipped offices and spas. The inability of the Company develop and expand such a customer base could have a material adverse effect on the Company. The Company believes that its product matrix offers attractively priced competitive advantages over existing products. The Company will promote its products and methods in a coordinated internet and conventional, trade and lay advertising campaign. There is no assurance can be given that the Company’s products will attain a degree of market acceptance on a sustained basis or that it will generate revenues sufficient for sustained profitable operations.

As a treatment rather than a cosmetic device, the Company’s EVL® device targets bariatric surgeons who perform endoscopic procedures. As it is a new alternative to currently offered restrictive or bypass procedures, customer base acceptance will need be earned by experiences with early patients in demonstrating safety and efficacy and early adoption by the Key Opinion Leaders (“KOL’s”) at respected medical centers. The Company believes this is highly possible since visceral lipectomy does not involve the risks cutting into the stomach or bowel, rearranging the body’s alimentary plumbing or leaving behind a foreign body.

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Competition

Competition in the Power Assisted Liposuction or “PAL” Market exists from vibrating short stroke single cannula devices such as MicroAire’s PAL2000 that currently markets for approximately $14,000 and has captured an estimated two-thirds of the market for PAL. Our Airbrush® Liposculptor III has a projected sale price of $9,000 because of its low COGS directly targets and the same PAL market. As it has a stationary barb to which vacuum tubing is be attached, there is no tugging on that tubing, which may be generic rather than proprietary, and result in less vibration. We believe our better design and lower cost of goods will allow us to compete successfully.

Competition also exists from LASER-Assisted Liposuction (“LAL”) devices and Ultrasound-Assisted Liposuction devices (“UAL”) which are marketed for sale in the range of $100,000 and $40,000 respectively. Both melt the fat, expose the patient to the risk of burns, and require manual or PAL devices to remove that dissolved fat. A more recent entry of yet unproven merit, Water-Assisted Liposuction (“WAL”) has garnered a few proponents, and is marketing for sale for approximately $60,000. It too requires mechanical reciprocation.

There are also transcutaneous microwave, LASER, ultrasound and chilling devices that may offer limited spot improvements of fatty deposits over multi-visit treatments (generally 6 to 12 visits) of select, suitably motivated patients. However, these non-invasive devices are not appropriate for the two-thirds of the population who are overweight and desire more significant and dramatic changes to their bodies that only surgery can provide. Effective or not, there will always be some appeal for the public to try a non-invasive treatment first before resorting to surgery. Those devices may cut into Airbrush® Liposculptor III’s potential market for some patients with discrete problem areas, but they do not threaten Airbrush® Liposculptor IIE’s or EVL® target markets of overweight and frankly obese patients respectively.

Once the Company enters the bariatric market with our EVL® device as a treatment for obesity after FDA approval is obtained, it is likely Lap-Band®, recently acquired by Apollo EndoSurgery from Allergan will be our principal minimally invasive device competitor. Lap-band® has an established, albeit declining market share ($160 million in 2013 from its Obesity Control Division as reported in public filings) and Apollo EndoSurgery is making an effort to freshen the brand. There remains some brand loyalty and vested interests. We believe our patented device and procedure, which does not involve leaving behind a foreign body, cutting into the stomach or bowel, or rearranging the body’s alimentary plumbing, and offers the ability for retreatment to avoid a weight loss plateau, can confer a substantial market advantage for us and overcome these potential obstacles. Furthermore, it will not have the potential of generating nutritional cripples who need frequent liver function test monitoring. However, there is no assurance that this will be the case.

Where there does exist some current power assisted liposuction competition, management believes that the Company’s products are technologically advanced, well positioned, top quality, and unique in nature and the advantages they provide. There are currently no other TCAL products on the market and Airbrush® Liposculptor IIE offers an improved electromechanical entry for this medium to large volume sector. However, market acceptance cannot be assured. The expertise of management combined with its personal and long-standing relationships and access to key opinion leaders (“KOL’s”), its method and device patents, and the potential strength of its brands set the Company apart from its competitors. However, there is the possibility that new competitors could seize upon the Company’s business model and produce reverse-engineered competing products or services with similar focus.

We have obtained two method and device patents for its endoscopic use of our twin cannula technology in the removal of visceral fat within the abdomen, and a third method and device patent for sampling visceral fat to ascertain the visceral fat locations which are metabolically most detrimental to target for removal first. However, although we have pending patents for improvements and proprietary technology not subject to patent, our original twin cannula technology is now off patent for subcutaneous liposuction. New competitors could be better capitalized than BioSculpture Technology, Inc., which could give them a significant advantage. There is the possibility that the competitors could capture market share of the Company’s intended market.

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Our Ability to Succeed Depends on our Ability to Grow our Business and Achieve Profitability

The introduction of new products and services, and expansion of our distribution channels will contribute significantly to our operational results, and we will continue to develop new and innovative ways to manufacture our products and expand our distribution in order to maintain our growth and achieve profitability. Our future operational success and profitability will depend on a number of factors, including, but not limited to:

●	Our ability to manage costs;

●	The increasing level of competition in the medical device and technology industry;

●	Our ability to continuously offer new and improved products;

●	Our ability to maintain efficient, timely and cost-effective production and delivery of our products;

●	The efficiency and effectiveness of our sales and marketing efforts in building product and brand awareness;

●	Our ability to identify and respond successfully to emerging trends in the medical device and technology industry;

●	The level of consumer acceptance of our products;

●	Regulatory compliance costs; and

●	General economic conditions and consumer confidence.

We may not be successful in executing our growth strategy, and even if we achieve targeted growth, we may not be able to sustain profitability. Failure to execute any material part of our growth strategy successfully would significantly impair our future growth and our ability to attract and sustain investments in our business.

Development Stage Business

We commenced operations in 2001. Reduction of the twin cannula concept to practice required innovations worthy of 13 patent allowances at the cost of seven years and almost $1.3 million on research and development until sales of Airbrush® Liposculptor II Systems began in 2008.

The market downturn, difficulties in demonstrating a pneumatic device most suitable for larger volume liposuctions at a time when most surgeons were not performing them, the logistics of demonstrating our devices in offices and ambulatory facilities which rarely had provision to supply gas for pneumatic instruments, and doctors’ declining patient flow caused management to redirect funds away from marketing to this “large volume, gas powered” liposuction product and back into research and development of purely electrical devices with a wider potential market appeal. The Company chose to retarget for much larger and recession proof (insurance reimbursed) bariatric market, convert its medium to large volume liposuction product to electric, and offer products also suitable to smaller volume liposuction. That decision resulted in the pipeline products we plan to introduce with the funds of this Offering and potential for much larger future revenues, but also the absence of any significant sales or any earnings to date. It is to be emphasized that until regulatory approvals are obtained for visceral lipectomy and insurance reimbursement obtained for an indicated treatment procedure, cosmetic use of the device will remain subject to the state of the economy. Although the company will pursue those regulatory approvals and insurance reimbursement aggressively, delays maybe encountered. Use of any of the Company’s products in cosmetic liposuction, including EVL® for the indication for which it will be initially introduced, is generally not reimbursed by insurance and will remain subject to the state of the economy.

Although more surgeons are now performing larger volume liposuctions and the Company’s planned product line will be electric and includes products developed for smaller volume procedures, and a product for enter into the bariatric treatment market, the Company’s proposed operations are subject to all business risks associated with new product production and market launch. The likelihood of the Company’s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There is a possibility that the Company could sustain losses in the future and there can be no assurances that the Company will operate profitably.

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Inadequacy of Funds

Gross offering proceeds of a maximum of $5,000,000 may be realized. Management believes that such proceeds will capitalize and sustain the Company sufficiently to allow for the implementation of the Company’s business plan; however, this cannot be assured. If only a fraction of this Offering is sold, or if certain assumptions contained in management’s business plans prove to be incorrect, the Company may have inadequate funds to develop its business fully.

Dependence on Management

In the early stages of development, the Company’s business will be significantly dependent on the Company’s management team. The Company’s success will be particularly dependent upon the services of Dr. Robert L. Cucin, the Company’s founder, President and Chief Executive Officer.

Risks of Borrowing

Although the Company does not intend to incur any additional debt from the investment commitments provided in this Offering and to the contrary intends to gradually extinguish existing debt, should the Company fail to eliminate its existing debt or need to obtain secure bank debt in the future, possible risks could arise. If the Company incurs additional indebtedness, a portion of the Company’s cash flow will have to be dedicated to the payment of principal and interest on such new indebtedness. Typical loan agreements also might contain restrictive covenants, which may impair the Company’s operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of members of the Company. A judgment creditor would have the right to foreclose on any of the Company’s assets resulting in a material adverse effect on the Company’s business, operating results or financial condition.

Unanticipated Obstacles to Execution of the Business Plan

The Company’s business plans may change significantly. Many of the Company’s potential business endeavors are capital intensive and are subject to statutory or regulatory requirements. Management believes that the Company’s chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of the Company’s principals and advisors. Management reserves the right to make significant modifications to the Company’s stated strategies depending on future events.

Management Discretion as to Use of Proceeds

The net proceeds from this Offering will be used for the purposes described under “Use of Proceeds.” The Company reserves the right to use the funds obtained from this Offering for other similar purposes not presently contemplated which it deems to be in the best interests of the Company and its shareholders in order to address changed circumstances or opportunities. Because of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the Company’s management with respect to application and allocation of the net proceeds of this Offering. Investors for the Shares offered hereby will be entrusting their funds to the Company’s management, upon whose judgment and discretion the investors must depend.

Minimum Amount of Capital to be Raised

There is no minimum amount of Securities that need to be sold in this Offering for it to become effective (other than the 100 minimum number of Shares or even lots of 100 shares to be purchased by any investor) or for the Company to access the investment funds. All investor funds will be transferred from the transfer agent’s investment holding escrow account to the Company immediately upon the Company’s request after stock issuance or at regular intervals (e.g., weekly). The Company cannot assure you that subscriptions for the entire Offering will be obtained. The Company has the right to terminate this Offering at any time, regardless of the number of Shares that have sold. The Company’s ability to meet financial obligations, cash needs, and to achieve objectives, could be adversely affected if the entire offering of Shares is not fully subscribed.

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Control by Management

As of August 1, 2016, our executive officers owned approximately 88.9% of our outstanding common stock. Upon completion of this Offering, if all of the Shares are sold, our executive officers will own approximately 67.6% of our outstanding common stock and thus will have the ability to elect our directors. Shareholders will have not have the ability to control the Company’s operations.

Return of Profits

The Company has never declared or paid any cash dividends on its common stock. The Company currently intends to retain future earnings, if any, to finance the expansion of the Company’s operations and holdings. As a result, the Company does not anticipate paying any cash dividends to its shareholders for the foreseeable future.

No Assurances of Protection for Proprietary Rights; Reliance on Trade Secrets

In certain cases, the Company may rely on trade secrets to protect intellectual property, proprietary technology and processes, which the Company has acquired, developed or may develop in the future. There can be no assurances that secrecy obligations will be honored or that others will not develop similar or superior products or technology independently. The protection of intellectual property and/or proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies both in order to protect proprietary rights as well as for competitive reasons even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the uncertainty and rapid development of the principles of law pertaining to this area. The Company, in common with other investment funds, may also be subject to claims by other parties with regard to the use of intellectual property, technology information and data, which may be deemed proprietary to others.

The Company’s Continuing as a Going Concern Depends Upon Financing

If the Company does not raise sufficient working capital and continues to experience pre-operating losses, there will most likely be substantial doubt as to its ability to continue as a going concern. Because the Company has generated no revenue, all expenditures during the development stage have been recorded as pre-operating losses. Revenue operations have not commenced because the Company has not raised the necessary capital.

Broker-Dealer Sales of Shares

The Shares are not included for trading on any exchange, and there can be no assurances that the Company will ultimately be registered on any exchange. It is the requirement by all U.S. exchanges and certain quotation systems that a company be a reporting company with the Securities and Exchange Commission to be eligible for listing or quotation by market makers. The Company is not and will not be a reporting company with the SEC in connection with this Offering.

The NASDAQ Stock Market, Inc. has recently enacted certain changes to the entry and maintenance criteria for listing eligibility on the NASDAQ Capital Market. The entry standards require at least $4 million in net tangible assets or $750,000 net income in two of the last three years. The proposed entry standards would also require a public float of at least 1 million shares, $5 million value of public float, a minimum bid price of $2.00 per share, at least three market makers, and at least 300 shareholders. The maintenance standards (as opposed to entry standards) require at least $2 million in net tangible assets or $500,000 in net income in two of the last three years, a public float of at least 500,000 shares, a $1 million market value of public float, a minimum bid price of $1.00 per share, at least two market makers, and at least 300 shareholders.

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No assurance can be given that the Shares or any of the common stock of the Company will ever qualify for inclusion on the NASDAQ System or any other trading market. As a result, the common stock (including the Shares) are covered by a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and qualified investors. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company’s securities and will affect the ability of members to sell their Shares in the secondary market.

Secondary Market

No application is currently being prepared for the Company’s securities to be admitted to the Official Listing and trading on any regulated market. No application is being prepared to include the Company’s securities to trading on an “Over-the-Counter” or “Open Market”, though the Company intends to apply for OTC-QB listing within twelve months of the close of this Offering. There can be no assurance that a liquid market for the Shares will develop or, if it does develop, that it will continue. If a market does develop, it may not be liquid. Therefore, investors may not be able to sell their Shares easily or at prices that will provide them with yield comparable to similar investments that have a developed secondary market. Illiquidity may have a severely adverse effect on the market value of the Shares and investors wishing to sell the Shares might therefore suffer losses.

Certain Factors Related to Our Common Stock

The Company’s common stock may be considered a “penny stock,” and a shareholder may have difficulty selling shares in the secondary trading market.

The Company’s common stock may be subject to certain rules and regulations relating to “penny stock” (generally defined as any equity security that has a price less than $5.00 per share, subject to certain exemptions). Broker-dealers who sell penny stocks are subject to certain “sales practice requirements” for sales in certain nonexempt transactions (i.e., sales to persons other than established customers and institutional “qualified investors”), including requiring delivery of a risk disclosure document relating to the penny stock market and monthly statements disclosing recent price information for the penny stocks held in the account, and certain other restrictions. For as long as the Company’s common stock is subject to the rules on penny stocks, the market liquidity for such securities could be significantly limited. This lack of liquidity may also make it more difficult for the Company to raise capital in the future through sales of equity in the public or private markets.

The price of the Company’s common stock may be volatile, and a shareholder’s investment in the Company’s common stock could suffer a decline in value.

There could be significant volatility in the volume and market price of the Company’s common stock, and this volatility may continue in the future. The Company’s common stock may be quoted on the OTCQB, OTCQX, OTC Pink, the Bermuda BSX Exchange, the London Stock Exchange’s AIM Market, the Canadian TSX Venture Exchange or TMX Exchange, the Irish Stock Exchange, the Frankfurt Stock Exchange and/or the Berlin Stock Exchange, where each has a greater chance for market volatility for securities that trade on these markets as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including the lack of readily available quotations, the absence of consistent administrative supervision of “bid” and “ask” quotations and generally lower trading volume. In addition, factors such as quarterly variations in our operating results, changes in financial estimates by securities analysts or our failure to meet our or their projected financial and operating results, litigation involving us, general trends relating to liposuction and bariatric surgery, the medical device and technology industry, actions by governmental agencies, national economic and stock market considerations as well as other events and circumstances beyond our control could have a significant impact on the future market price of our common stock and the relative volatility of such market price.

Compliance with Securities Laws

The Shares are being offered for sale in reliance upon certain exemptions from the registration requirements of the Securities Act, applicable Florida and New York Securities Laws, and other applicable state securities laws. If the sale of Shares were to fail to qualify for these exemptions, purchasers may seek rescission of their purchases of the Shares. If a number of purchasers were to obtain rescission, we would face significant financial demands, which could adversely affect the Company as a whole, as well as any non-rescinding purchasers.

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Offering Price

The price of the Shares has been arbitrarily established by our current management, considering such matters as the state of the Company’s business development, intellectual property, and the general condition of the industry in which it operates. The Offering price bears little relationship to the assets or net worth of the Company, or any other objective criteria.

Lack of Firm Underwriter

The Shares are being offered on a “best efforts” basis by the management of the Company and any FINRA-registered broker dealer who subsequently may choose assist in sale of the Offering. Accordingly, there is no assurance that the management of the Company or any FINRA-registered broker-dealer that may be engaged in the future will sell the maximum number of Shares offered in the Offering, or any lesser amount.

Projections: Forward Looking Information

Management has prepared projections regarding anticipated financial performance. The Company’s projections are hypothetical and based upon a presumed financial performance of the Company, the addition of a sophisticated and well-funded marketing plan, and other factors influencing the business. The projections are based on management’s best estimate of the probable results of operations of the Company and the investments made by management, based on present circumstances, and have not been reviewed by independent accountants and/or auditing counsel. These projections are based on several assumptions, set forth therein, which management believes are reasonable. Some assumptions, upon which the projections are based, however, invariably will not materialize due the inevitable occurrence of unanticipated events and circumstances beyond management’s control. Therefore, actual results of operations will vary from the projections, and such variances may be material. Assumptions regarding future changes in sales and revenues are necessarily speculative in nature. In addition, projections do not and cannot take into account such factors as general economic conditions, unforeseen regulatory changes, the entry into a market of additional competitors, the terms and conditions of future capitalization, and other risks inherent to the Company’s business. While management believes that the projections accurately reflect possible future results of operations, those results cannot be guaranteed.

DILUTION

Principal of $50,000 of a Mezzanine bond, purchased on May 29, 2015, converted together with $5,014 of accrued bond interest into 25,236 shares of common stock at $2.18 per share on May 29, 2016. In February 2016, the Company authorized the sale of 45,872 shares of common stock at a price of $1.09 per share to an existing shareholder and advisor. These shares have been recorded as to be issued at March 31, 2016. In addition, 4,587 shares of common stock were sold to an existing shareholder for $10,000 at a price of $2.18 per share on June 21, 2016. The Shares being offered in this Offering are being sold at a price of $3.50 per share.

$82,100 of these mezzanine convertible bonds that have been sold to date remain and may convert with interest into shares of our common stock. On May 18, 2016, Joseph Runsdorf, a current shareholder, purchased a $5,000 mezzanine convertible bond. John Wohlstetter, a current shareholder, purchased $10,000, $6,000, $10,000 and $17,000 of mezzanine convertible bonds on August 15, 2015, September 29, 2015, December 18, 2015 and January 19, 2016, respectively. Randy Wohlstetter, a current shareholder, purchased $6,000 and $12,000 of mezzanine convertible bonds on September 30, 2015 and April 12, 2016. Herbert Korthoff, an existing shareholder and advisor, purchased an $11,100 mezzanine convertible bond on December 18, 2015. Both principal and accrued interest of these mezzanine convertible bonds shall be automatically converted into shares of our common stock upon the earliest of: (1) at a 10% discount to the price per share of our common stock in this Offering upon Qualification; (2) at a 10% discount to the price of an investment of $500,000 in the Company (other than the mezzanine convertible bonds themselves); (3) at 10% discount to the price of registration statement of the Company on Form S-1 being declared effective; or (4) 12 months from the purchase of the mezzanine convertible bonds at default price of $2.18 share. It is anticipated that both the principal and interim interest between purchase and qualification of the of these mezzanine convertible bonds (the $82,1000 that have been sold, any of the remaining $367,900 that may be sold before Qualification, and interval accrued interest thereupon) will be converted into shares of our common stock at a price of $3.15 per share, which is 90% of the $3.50 price per Share price paid by the Investors in this Offering.

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PLAN OF DISTRIBUTION

The company is self-underwriting this Offering and management of the company will distribute the shares on a “best efforts” basis. The Company may engage FINRA-registered broker dealers to distribute and syndicate the Offering as necessary; any such participation will be detailed in a subsequent amendment to this filing. Upon Qualification, investors will be able to purchase Securities directly through the Company by completing a Subscription Agreement online, with payment by check, money order, or bank wire transfer. None of the Securities being offered are for the account of current security holders of the Company. VStock Transfer, LLC has already been engaged as transfer agent for the Company and shall be notified of each transaction; the investor/purchaser can opt to have his certificates remain in book form in the transfer agent’s ledger or have physical delivery.

We have budgeted our use of proceeds to reflect a maximum of 10% aggregated commissions that may be paid any lead underwriter that may be engaged and broker dealers who may choose to assist the selling syndicate. None of our officers or directors will receive any commissions, directly or indirectly, in connection with sales in this Offering. An Amendment shall be filed in the event an underwriter is engaged.

Initially the company will list its securities on its corporate web site, www.biosculpturetechnology.com. Upon qualification, the Offering Circular shall be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week. It is anticipated the Offering will be listed upon one of the specialized portals that have become available specifically for Regulation A Offerings and an Amendment shall be filed upon that event.

There is no minimum amount of this Offering before it becomes effective other than the even lot 100 Share minimum purchase required for each investor. The duration of the Offering is until the earlier of (1) the sale of the maximum number of shares of common stock offered hereby, (2) one year from the date this Offering begins, or (3) a date prior to one year from the date this Offering begins that is so determined by our Board of Directors. The Company will have immediate access to the proceeds of the Offering as soon as the shares are issued. After anticipated sales commissions to FINRA-registered broker dealers as may be engaged, a maximum of $4,500,000 will be received from the Offering. The minimum investment by an investor is for 200 Shares or $700.00. Only even lots of 100 shares shall be sold.

Prior to undertaking an investment in the Offering, an investor is required to execute the Subscription Agreement and must indicate whether he or she is a foreign national or an Accredited Investor, institution or fund, and whether the amount of securities the investor wishes to purchase is less than 10 percent of the investor’s annual income or net worth or less than 10 percent of revenue or net assets as of the most recent fiscal year end if not a natural person. There is no fee for doing so. Only prospective investors that reside in jurisdictions where the Offering is registered who meet any state-specific investor suitability standards will be allowed to invest. Confirmation of investor residence and suitability will be by based upon residence, review of completed Subscription Agreement and Investor Questionnaire, prior to the Company’s execution and the issuance of the Shares.

In order to subscribe to purchase the Securities, a prospective investor must complete and execute the Subscription Agreement and Investor Questionnaire electronically through RightSignature.com. The Investor may purchase securities through wire transfer, money order, or a check to the Company’s account.

We reserve the right to reject any investor’s subscription in whole or in part for any reason. If the Offering terminates or if any prospective investor’s subscription is rejected, all funds received from such investors will be immediately returned without interest or deduction.

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In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this Offering. These materials may include public advertisements and audio-visual materials authorized by both the Company. Although these materials will not contain information in conflict with the information provided by this Offering and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Securities, these materials will not give a complete understanding of this Offering, the Company or the Securities and are not to be considered part of this Offering Circular. This Offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Securities.

Special considerations apply when contemplating the purchase of our Shares on behalf of employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA, and entities who underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”). A person considering the purchase of our Shares on behalf of a Plan is urged to consult with tax and ERISA counsel regarding the effect of such purchase and, further, to determine that such a purchase will not result in a prohibited transaction under ERISA, the Code or a violation of some other provision of ERISA, the Code or other applicable law. We will rely on such determination made by such persons, although no Shares will be sold to any Plans if management believes that such sale will result in a prohibited transaction under ERISA or the Code.

It is to be noted that in compliance with Exchange Act Rule 3a4-1, in Repayment of Related Party Debt, none of the proceeds will go to the Related Party, Dr. Cucin, the Company’s C.E.O., whose Personal Guarantee secures the three bank-revolving credit lines to Bank of America, Chase and Citibank. Funds will go directly to the banks for the paying down of those three credit lines, paying down the highest interest rate loans first, to the degree permitted by receipt of proceeds from the Offering while allowing development of the EVL® device as the Company’s principal value driver. That Personal Guarantee is Dr.Cucin’s long-term investment in the company and he is content to leave it in place until the Company’s credit is sufficient to secure those lines. Please see USE OF PROCEEDS TO ISSUER.

Also with regard to Exchange Act Rule 3a4-1(a) (2) and (3), Ms. Salerno, C.F.O., has been excluded by the Board of Directors from participating in sales of securities as evidenced by Exhibit 6.8. She will receive no proceeds from the Offering but will receive a salary from the Company for services unrelated to security sales. She is associated with a broker dealer licensed only to participate in the sales of private securities and not in the public offerings of new securities. That broker dealer is not participating in this Offering. Her affiliation with the Company appears as an outside business activity on her U-4, evidencing the broker dealer’s acquiescence with her outside business activity.

USE OF PROCEEDS TO ISSUER

We seek to raise maximum gross proceeds of $5,000,000 from the sale of Securities in this Offering. After payment of the expenses of the Offering, except as set forth below, we intend to use these proceeds for general corporate purposes, and as set forth herein, and, other than this use, no substantial portion of the proceeds has been allocated to a particular purpose.

We anticipate that approximately 9% of the proceeds from the Offering will be used to discharge approximately$467,306 of Company indebtedness. The amounts of corporate indebtedness as of August 1, 2016 are as follows:

Note payable related party	$433,180.58
Note payable	$80,680.03
$513,860.61

The Note payable related party mostly represents the CEO’s Personal Guarantee on three bank-revolving lines of credit (Chase, Citibank and Bank of America), with only a small portion directly owed directly to Dr. Cucin, and that portion being interest-free. Credit line interest is simply passed through to the Company without mark-up. The highest interest rate debt will be paid off first, and with remaining debt paid off as cash flow permits. The Company may keep in place some of this debt with lower interest rates, so that more of the proceeds of this Offering may be utilized for product development and the commencement of production. As it bears no interest, the portion of the interest-free related party debt owed to Dr. Cucin, the CEO, represents his long-term commitment to the success of the company. It need be repaid only when there is sufficient cash flow without compromise to enactment of the Company’s business plan.

Other than a partial discharge of credit line debt secured by the Related Party’s Personal Guarantee to the benefit of the Company as described above, none of the proceeds of the Offering will be used to compensate or otherwise make payments to our officers, directors, or any of our subsidiaries. There are no anticipated material changes in the use of proceeds if all of the Securities are not sold, other than additional amounts of the debt specified above may not be repaid.

We reserve the right to change the use of proceeds as our management determines to be in the best interests of the Company.

Examples of use of proceeds in the event that the maximum amount in the Offering is raised, and in the event that only a lesser amount is raised, an exemplary amount of $1,500,000, are set forth below. Aggregate brokerage sales commissions are limited to a maximum of 10% of the Offering proceeds and Offering expenses are estimated at a maximum 2% of the Offering proceeds.

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	Maximum Amount ($5,000,000)	Percent of Proceeds	Partially Subscribed ($1,500,000)	Percent of Proceeds
Offering Expenses [1]	$100,000	2%	$30,000	2%
Commissions [2]	$500,000	10%	150,000	10%

Total Offering Expenses & Fees[3]	$600,000	12%	$180,000	12%

Net Offering Proceeds	$4,400,000	88%	$1,320,000	88%

Marketing	$1,481,652	30%	$30,000	2%
Production, FDA, CE2F	$1,559,351	31%	$600,000	40%
Debt Reduction	$467,306	9%	$200,000	13%
Legal, Accounting	$295,433	6%	$90,000	6%
Corporate Expenses	$1,196,258	24%	$400,000	27%
Total Application of Proceeds	$5,000,000	100%	$1,500,000	100%

[1]	Includes estimated Offering Circular preparation, filing, printing, legal, accounting, state registration fees, and other documented expenses of the Offering that we expect will total approximately 2% of the Offering proceeds.

[2]	An Aggregate maximum of a 10% commission may be distributed between any FINRA-registered broker dealers engaged to underwrite the Offering and any FINRA-registered broker dealers choosing to participate as members of the selling syndicate. An Amendment shall be filed in the event of such participation.

[3]	No sales commissions or portions thereof will be directly or indirectly received by any of our executive officers or management.

This Offering is not being underwritten but sold by managers and directors of the Company on a “best efforts” basis. An Aggregate Sales Commission of 10% and aggregate expenses of 2% are projected in the above use of funds in anticipation of the Company engaging one or more FINRA-registered broker dealers to distribute and syndicate the Offering, also on a “best efforts” basis.

In addition, the Company anticipates and projects accordingly that it may be necessary for a FINRA-registered lead underwriter to be remunerated with undiluted stock for 4.5% of the Company stock outstanding at the time of completion of this Offering.

Expenses of the Offering, such as but not limited to printing, legal and accounting expenses, state registrations, filings, transfer agent and escrow agent fees, investment relations, road show presentations, advertisements and mailings, whether paid directly by the Company or reimbursed to subsequently participating FINRA-registered broker-dealers are estimated at 2% of the Offering Proceeds to included reimbursed expenses and such other costs as legal, accounting, blue-sky filings, road shows and travel.

It is to be noted that in compliance with Exchange Act Rule 3a4-1, in Repayment of Related Party Debt, none of the proceeds will go to the Related Party, Dr. Cucin, the Company’s C.E.O., whose Personal Guarantee secures the three bank-revolving credit lines to Bank of America, Chase and Citibank. Funds will go directly to the banks for the paying down of those three credit lines, paying down the highest interest rate loans first, to the degree permitted by receipt of proceeds from the Offering while allowing development of the EVL® device as the Company’s principal value driver. That Personal Guarantee is Dr.Cucin’s long-term investment in the company and he is content to leave it in place until the Company’s credit is sufficient to secure those lines.

Also with regard to Exchange Act Rule 3a4-1(a)(2) and (3), Ms. Salerno, C.F.O. is forbidden from participating in security sales of the Offering, as evidenced by Exhibit 6.8. She will receive a salary from the Company for services unrelated to security sales.

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DESCRIPTION OF BUSINESS

Formation

The Company was formed on May 15, 2001, as a Delaware corporation. We are in the business of developing, licensing, manufacturing and distributing power assisted tissue aspiration devices and procedures and related medical equipment and technologies. BST’s Corporate Mission is to be a world leading manufacturer and developer of medical devices and procedures for handling adipose tissue targeting the bariatric market, the liposuction and body sculpting market, and the fat autograft and adipocyte-derived stem cell processing markets.

We currently have four employees, of which one is a full-time employee and four are part-time.

Operations

The Company operates leanly using OEM manufacturers for production, inventory and fulfilment and product servicing. We address the vast liposuction and obesity markets with proprietary medical devices and saleable products, which are the subject of 15 previously issued, and now expired patents. We have three newly granted patent applications with method and device claims, numerous pending patent applications, and eight registered and incontestable trademarks to protect pipeline products we plan to bring to market. These include next-generation versions of those currently marketed.

The Company’s twin cannula design and other patent-pending aspects of our technology confer advantages in potential applications addressing obesity, metabolic syndrome and type II diabetes. Two of these include large volume liposuction and adaptations for laparoscopic removal of the metabolically more harmful visceral or “belly” fat as potential alternatives to obesity treatments with gastric banding and intestinal bypass. In 2013, the Company turned its focus from manufacturing power-assisted devices for the cosmetic liposuction market to developing a minimally invasive device and procedure for the treatment of obesity, metabolic syndrome and type 2 diabetes mellitus.

Two-thirds of the world is overweight and one third is frankly obese. The McKinsey Global Institute estimates that 50% of the world’s population will be obese by 2030 and that $2.0 trillion was spent on obesity-related diseases in 2014. Persistent Market Research reports that $1.4 billion was spent on bariatric surgery in 2014 and that that market has a CAGR of 9.6% so it will reach $2.5 billion by 2020.

It is that fat within your abdomen, the visceral or “belly” fat which liposuction cannot remove that is responsible for all of the morbidities associated with obesity. It causes gastric reflux and sleep apnea simply because of its bulk and secreting the bad cytokines or cellular hormones that cause type 2 diabetes mellitus, hypertension, inflammation and clots in your arteries, heart disease, autoimmune diseases and cancers, hunger, and a lack of energy. Current bariatric surgical alternatives are either restrictive (Lap-Band® and gastric visceral sleeve) or bypass (roux-en-Y gastric bypass “RGYB”) and work by starving that fat. They have serious potential complications (leaks, bleeding, emboli, foreign body complications, fatty liver, kidney stones, and death) and life-compromising sequelae. Those lifestyle compromises may include the inability to eat a normal-sized meal, fatty diarrhea, dumping, anemia, easy bruising, necessity for regular liver function tests, and in many cases becoming a digestive cripple. Testifying to physician and patient satisfaction with current surgical alternatives, the number of bariatric surgical procedures carried out in the U.S. annually has plateaued at roughly 220,000 since 2008 in spite of bariatric surgery expenditures having risen to$1.4 billion dollars annually.

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The American Diabetes Association reports there are 19.75 million diagnosed, type 2 Diabetics in the U.S. with 1.4 million new type 2 diabetics diagnosed each year. The Endocrine Society reports that physicians are recommending bariatric surgery for these patients more frequently as surgery is more often successful than diet and exercise alone. The untapped potential bariatric treatment market is huge and growing. BioSculpture Technology believes its third generation tissue aspiration technology will make the direct endoscopic removal of this metabolically detrimental visceral fat a safer, more efficient and cost-saving alternative to both the current bariatric surgical alternatives and potential market entrants on the horizon. Furthermore, the Company believes the procedure does not pose a risk for the significant life-style compromising consequences of current interventional options.

Although the Company believes its most important stream of earnings will be from its EVL® treatment device for the endoscopic removal of visceral fat as that is the larger and recession-proof market, the Company has other significant potential revenue streams based upon third generation products for small and medium to large volume cosmetic liposuction market which may be more significant in the early years. Use of any of the Company’s products in cosmetic liposuction, including EVL® for the indication for which it will be initially introduced, is generally not reimbursed by insurance and will remain subject to the state of the economy.

Demonstrating the revenue-generating potential of the first generation of our licensed intellectual property, two non-exclusive licenses of our first generation technology captured approximately 25% of the Power Assisted Liposuction or “PAL” market the first tissue aspiration patent created. This market grew to an estimated $500 million a year. Under one license, NuMed and UAM manufactured a reusable electric, single cannula device. Under a second, Byron Medical and Mentor, acquired by the Ethicon Division of Johnson and Johnson, manufactured a disposable, air-driven, single cannula device with an estimated $150 Million yearly gross sales. The underlying patent and those licenses are now expired.

The worldwide liposuction market itself is vast. According to multi-specialty statistical data released by the American Society of Plastic Surgeons (“ASPS”), liposuction is the second most commonly performed elective surgical procedure in the world and the most frequently carried-out procedure for obesity, with 222,051 liposuction procedures in 2015, up 5% from 2014, with an average U.S. liposuction surgical fee of $3,009 in 2015. Our procedure consumable can tap into this $668 million yearly U.S. market in liposuction surgical fees with single-use per procedure consumables and brand-based patient referrals We estimate the potential U.S. market for liposuction medical devices is estimated at $500 million in device sales, and Europe, South America and Asia each equal or surpass the U.S. market in potential size.

The twin-cannula tissue removal platform has already received pre-market clearance for sale from the FDA under 510(k) #031881 and the company has obtained certificates for export. The Company has opened the Asian market with sales to UMECO, a major Asian distributor of second-generation Airbrush® Liposculptor II units.

To date, we have not sold a sufficient number of devices to be profitable and have suspended production of the current devices in favor of resuming it with our newer and more advanced models that are sleeker and electrically rather than pneumatically actuated. We had a net loss for our 2015 fiscal year and have no material revenues at the present.

To speed customer readiness to upgrade and regulatory approvals, the Company plans to make the Intellimotion® Controller with much of the same electronic componentry and only minor changes. Streamlining the manufacturing process, a single Intellimotion® Controller console will be capable of powering and controlling all of our power assisted product offerings.

We believe that our third generation, patent-pending technology has dramatic advantages for both patients and doctors that make liposuction less painful and less physically taxing, with better results and shorter convalescence. Our second-generation Airbrush® Liposculptor II twin-cannula system is gentler by design as only the inner cannula, a “tube-within-a-tube”, moves. By thus eliminating the to-and-fro battering ram trauma of a single unsheathed cannula being thrust back and forth many thousands of times per hour into a patient during a single surgery, Airbrush Liposculptor II can result in less pain, swelling, bruising, unevenness and waviness, and blood loss. This can reduce the necessity for repeated procedures and help to shorten convalescence. For the surgeon, our Airbrush Liposculpture® System II systems can increase control and eliminates the surgical drudgery, labor and fatigue of manually stroking a single cannula inside the patient. By reducing anesthesia time and the necessity of corrective procedures, generally carried out at the surgeon’s expense in his office, our system can save the doctor money and can pay for itself in the first two years of typical usage.

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Airbrush® Liposculptor IIE, already in prototype stage and shortly ready for FDA 510(k) submission will be introduced to offer a sleeker electrical wand alternative to pneumatic power. It minimizes vibration even further by avoiding tugging on the vacuum tubing, utilizing the tube-within-a-tube principle at the back end as well as the front end of the hand piece to maintain a stationary barb.

The Company has three newly allowed patents with both method and device claims and multiple U.S. patent applications are pending. Allowed method in these three U.S. patents and our eight U.S. registered and incontestable trademarks and strong branding potential facilitates a technology and treatment revenues. EVL® Bariatric surgery centers can also offer Airbrush Liposculpture® in a single facility for cost savings and cross sell. Physicians wishing to license the brand to set up branded EVL® Bariatric Centers and/or Airbrush Liposculpture® Centers specializing in bariatric treatment and liposuction surgery using our method and devices can do so. Alternatively, doctors can pay for continued brand-based referrals from our national advertising campaign after an initially free period of referrals to each purchaser.

Over $1.3 million has been expended by the Company for research and development and to acquire significant technological “know how” for present and future products in our pipeline. Only $12,354 needed be spent in the past two fiscal years as the Solidworks model designs all the new hand pieces, Digital Signal Processor (“DSP”) programming for the new devices, and most of the updating of controller componentry and circuitry could be done in house to create models for 3D stereolithographic rapid prototyping and testing. Obtaining adequate patent protection for our methods and devices has been a keystone of our business plan.

Ancillary liposuction surgical devices and consumables, fat autograft collection and autografting devices, specialized curved cannulas, bipolar cautery, tumescent cannulas, and pulsed infusers, are in the pipeline. Our multicore quick connect coupler also has potential other medical device as well as aviation, marine and military applications. The Company entered into a licensing agreement allowing use of our multicore connectors for cell cytometers and related equipment.

Our product development timeline for our current and pipeline products is contingent upon financing. It is anticipated that the upgraded Intellimotion® Controller, capable of being backwardly compatible with the Airbrush® Liposculptor II, and able to power Airbrush® Liposculptor IIE, Airbrush® Liposculptor III, and the EVL® hand pieces can be introduced in the 4th quarter from funding, anticipated to be the last quarter of 2017. Airbrush® Liposculptor IIE and Airbrush® III, sharing many of the same interchangeable components and powered by the same backwards compatible controller are anticipated by the 5th quarter from funding. Airbrush® Liposculptor III, with an anticipated launch also in the 5th quarter from funding (Q1 2018), will target small and medium volume liposuction with an attractive pricing and profit margin.

The principal value-driver of the Company is the EVL® device, which is ultimately intended for the bariatric treatment market. The first money in from the Offering will go towards the estimated $1,510,000 necessary to have a prototype of that device ready for F.D.A. 510(k) submission and clinical testing on a projected 41 week time horizon, even if it has to be done on a stop-and-go basis and take longer. That will have priority over all other expenditures, including development of the other products and their marketing, bank-revolving line of credit pay downs, or even executive salaries.

If only EVL® development can be accomplished, there will be little compromise of shareholder value. This is so because of the much, much greater importance and value attached to milestones in commercializing a potentially highly disruptive treatment of obesity, metabolic syndrome and type II diabetes as opposed to additional entries into the cosmetic liposuction market, even taking in consideration the several million dollars of potential sales those cosmetic devices could generate in the early years.

We believe that there are compelling business reasons for developing the elective liposuction devices in spite of their lesser importance provided Offering proceeds are available to develop them in addition to the EVL® device, which has a higher priority. First, Airbrush® Liposculptor IIE, Airbrush® Liposculptor III, and EVL® all are powered by the same Intellimotion® Controller. Second, the hand pieces will share some of the same injected molded parts and cannulas. Third, as EVL® will be initially introduced as a “niche” liposuction device for head and neck liposuction, correcting flappy upper arms, and abdominal “six-pack etching”, it lets the independent representatives have wider market by also havingo products suitable for both the small and medium-to-large cosmetic liposuction market. Finally, they add revenue that is more significant until efficacy studies can be performed to enable insurance reimbursement for EVL® procedures.

Business Plan

The Company’s mission statement is to be the world-leading manufacturer of medical devices for handling adipose tissue. These include most importantly, instruments for the endoscopic removal of visceral or “belly” fat as a new and potentially disruptive treatment of obesity, metabolic syndrome and type 2 diabetes mellitus, but also liposuction devices for cosmetic body sculpting, and devices for collecting fat for wrinkle and scar correction with Adipocyte derived Stem Cell (“ASC”) autografts. Care will be taken to remain compliant with FDA Title 21 CFR 1271.10(a) guidelines regulating HCT/P’s so as to meet PHS §361 requirements and not to require a PMA.

The Company was founded by Dr. Robert Cucin, M.D., J.D. who is a board-certified plastic and reconstructive surgeon who is a Fellow of the American College of Surgeons and member of the American Society of Plastic Surgeons. He is the inventor of the world’s first single cannula Power Assisted Liposuction (“PAL”) device based on hands-on clinical experience. Through an earlier company Dr. Cucin founded, Rocin Laboratories, Inc., this technology was licensed to UAM, NuMed, Byron Medical, and Mentor. His licensee Byron Medical captured an estimated 25% of the PAL device market that grew to an estimated $500 million/year. Byron was acquired by Mentor, which was subsequently acquired by the Ethicon Division of Johnson & Johnson. The underlying patent and this license have expired. BioSculpture Technology, Inc. was incorporated to develop the more advanced tissue aspiration designs and patents.

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PAL technology has since been widely adopted and has proliferated, and now accounts for approximately 66% of the liposuction device market. Rocin Laboratories possesses an extensive patent portfolio on cannula PAL technologies and as patents have expired, pending patents have been filed which migrated to protect the second and third generation of TCAL technology and improvements upon the basic design and in new applications. BioSculpture Technology, Inc. holds the exclusive, fully paid-up, royalty free, perpetual license of this extensive tissue aspiration portfolio and any improvements thereupon.

Our cosmetic market model is to offer patent protected products to eliminate surgeon’s physical labor to unleash the artist in the surgeon® and deliver better results to patients, shorten patient recovery, develop curved cannulas for better body sculpting, and extend usage by licensing into other specialties and the much larger $70 billion medical device market. Our ultimate target for our cosmetic product offerings is the youth and beauty-conscious baby boomers who are living longer, getting fatter, and spending more money on elective cosmetic surgery procedures.

Twenty years ahead of the current reality TV series “Dr. 90210” on plastic surgery of Beverly Hills, Dr. Cucin’s syndicated TV show “Keeping Face & Figure” ran for six years as a ground-breaking plastic surgical informational series featuring computer imaging and patients before and after their surgery. Dr. Cucin also has an MBA from Columbia and is an attorney admitted to the DC, NY and NJ bars specializing in intellectual property and licensing. He is also a securities research analyst specializing in the life sciences and healthcare sectors.

An opportunity exists for the Company’s products because liposuction is rough on the surgeon, as most surgeons find it physically demanding; its strenuous nature induces a tremor in the surgeon, this precluding subsequent fine surgery, as exertion interferes with surgical excellence. Liposuction is even rougher on the patients as they are swollen and sore for weeks postoperatively. Results compromised by uneven, lumpy, wavy appearance and bruising and discoloration require weeks to resolve. Larger-volume liposuction procedures with other devices cause significant blood loss and revisions and touch-ups are common.

The Twin Cannula Assisted Liposuction or “TCAL” target market is huge. Liposuction is the most frequently carried out procedure with a diagnosis of obesity and, according to 2015 American Society of Plastic Surgeons statistics, is the second most popular elective surgical procedure. Two-thirds of the U.S. population and that of other industrialized countries is overweight and one-third is frankly obese. TCAL allows the doctor to take out more fat, more easily. It expands the spectrum of patients that physicians can accept and treat. It is no longer true that liposuction is just “an operation of inches” as was taught to plastic surgeons 10 years ago in their residencies, it has also become an “operation of pounds.” As long as the patient is healthy enough for the ambulatory surgery setting in which 81% of liposuction procedures are carried out and standard medical precautions are taken, fatigue will not stop the surgeon from tackling the larger patient and giving them satisfying “bang for their buck.” The doctor can safely take out the maximum 4, 4.5 or 5 liters (8 to 11 pounds) of aspirate as permitted in his or her state for liposuction surgery performed on an ambulatory basis as are approximately 81% of such procedures.

D’Andrea has shown that one single 5.0-liter liposuction procedure (about 5 quarts or 11 pounds) can even definitely improve the metabolic profile of patients. Giese, Gardenas-Camerena, Hunstad, and Ersek have shown that aggressive serial liposuction and body contouring procedures can be safely combined to offer dramatic improvements in obese patients. As TCAL technology facilitates easier fat removal it is an ideal method and device for surgeons treating these patients. TCAL’s large volume removal capability is licensed to the Company alone.

What is much more exciting financially, and medically significant, and potentially more disruptive and revolutionary treatment than enabling large volume subcutaneous fat removal, is the feasibility of adapting of the Company’s technology to the direct endoscopic removal of visceral fat or “belly fat”, i.e. fat within the abdomen. Belly fat causes sleep apnea and gastric reflux simply because of its bulk, but it secretes the noxious cytokines or cellular hormones causing hypertension, type 2 diabetes mellitus, autoimmune diseases and cancer, heart attacks and strokes. Here we have the possibility of dramatically improving a patient’s metabolism and doing what could not be done safely and easily before.

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Persistent Market Research reports the 2014 Obesity Medical Device Market reached $1.4 billion and with a 9.6% CAGR forecasts it to reach $2.5 billion by 2020. Spurring growth of this market, McKinsey Global Institute reports obesity related disease expenditures reached $2.0 trillion in 2014. As the annual number of bariatric surgical procedures carried out in the U.S. has plateaued at about 220,000 since 2008, dissatisfaction with the current restrictive and bypass surgical alternatives and the need for a safer, less lifestyle compromising and cost-saving alternative is evident.

The Company has been awarded two U.S. patents for a method and device to accomplish this feat in a minimally invasive procedure and a third patent to allow sampling and processing of the fat thus removed so the most hazardous visceral fat may be targeted for removal first. Lap-Band® reported $160 million in revenue in 2013 from a disposable single-use kit that sells for $2,500. We contemplate a similar subscription base business model with our EVL® device having a single use consumable with a projected price of $1,700 and a projected 83% profit margin.

The Company’s doubly patented procedure, endoscopic visceral lipectomy with its twin cannula aspiration platform does not involve cutting into the bowel as with bypass or restrictive procedures, which reduce the size of the stomach (“stapling” or “visceral sleeve”), or altering the body’s internal intestinal flow as with roux-en-Y bypass procedures removing sections of absorptive small bowel from contact with ingested food. Nor does it leave behind a foreign body as with Lap-Band®. These other procedures, even when performed endoscopically, all are accompanied by significant complications (erosion, infection, fistulas, death, etc.) and life-altering sequelae (unavoidable, undesirable consequences) such as diarrhea, fatigue, easy bruising, poor healing, and inability to belch or even eat a normally sized meal in one sitting. In addition, weight loss in any of these other procedures eventually stops or plateaus. Gastric balloons and stents are marketed only as “temporary diet training aids” that ultimately have to be removed. Vagal pacemakers stimulating the tenth cranial nerve to induce satiety involve both a foreign body and nightly battery charges.

The Company’s procedure could also be repeated on a particular patient so there is potentially no limit on the total amount of excess body fat that would be lost by that obese patient in response to visceral fat removal without even the potential for any of these risks or sequelae.

It is to be noted that, though the animal research to support the efficacy of visceral lipectomy in inducing metabolic improvement is strong, to date only omental fat has been removed in humans as prior to our twin cannula technology there was no safe, feasible way to remove anything but omental fat. Omentectomy has been found to improve metabolism in conjunction with Lap-Band® procedures in a large Brazilian study but not convincingly with roux-en-Y in an American study. It is has been postulated that this is either because the later has the same mode of action and maxes out its effect, decrease in ghrelin, neuropeptide-Y and resistin secretion, because the omentectomy has to be sufficiently complete, or because of variations in how much bowel is bypassed. Another possibility, suggested by the behavior of this fat in cases of Crohn’s disease or regional ileitis, that since omental fat looks different than mesenteric fat (it’s more yellow, more lumpy and less vascularized), it is likely to behave differently physiologically and be more significant and metabolically detrimental than omental fat. Furthermore, a near-complete omentectomy is not an altogether benign procedure.

A third patent protects the method and device of our fat sampling technology which can help ascertain if this is true and help us target the most offending visceral fat. As body fat is compartmentalized, with only about 10% to 15% being visceral, the belief is that, as with other mammals, a small amount of visceral fat removed will result in some significantly larger multiple, 7 times or more, of body fat being lost and an improved higher energy metabolic state, something doctors refer to as “unlatching” and “multiplier” effects.

Eighty percent of patients with diabetes are obese, and diabetes is the leading cause of renal failure leading to dialysis and a frequent cause of blindness. As 70% of U.S. healthcare dollars are currently spent on obesity related diseases, any cost-effective, safer therapy that improves the suffering of the one third of the U.S. population, which is obese, is likely be well received by patients, physicians, the U.S. governments and insurance companies. . Similarly, an enthusiastic reception from other governments coping with obesity-related disease costs relating to the 2 billion obese patients about the globe can be anticipated. The success of this potential therapy is not only highly significant to the Company but to society as two thirds of the U.S. population, and similar portions of the populations in all developed nations, are overweight. 25% of U.S. children are already obese; earlier surgical intervention literally has the potential of saving their kidneys, eyes and toes. Bringing that therapy to market is the most important, significant and “first money in” earmarked use of funds from this Offering. The existing liposuction market is an additional large revenue stream that can be targeted by minimal tweaking of our current product offering using a single Intellimotion® Controller as power source for all hand pieces. Nevertheless, is the enormous bariatric market and treatment of obesity, metabolic syndrome, type 2 diabetes that is Company’s major focus.

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Entering the bariatric treatment market with claims of medical efficacy will encounter significantly greater regulatory hurdles than simply entering the liposuction market with a device offering cosmetic improvement. Prioritizing this path defers early earnings for much larger earnings a few years later. However, given the facts that 70% of health care dollars are spent on obesity-related diseases, and that this potential new treatment does not require the foreign bodies, cutting in the gut, or the adverse nutritional consequences of current bariatric alternatives, it is not unreasonable to request an accelerated approval path or that it be granted. The FDA has developed the Expedited Access Pathway (“EAP”) for methods and devices offering substantial benefit over current therapies for diseases of significant prevalence such as obesity. Of note are the facts that (1) the Company anticipates substantial revenues from its devices serving the cosmetic, liposuction market; (2) the large volume liposuction advantage of the Company’s technology allows an early inroads into the bariatric market; (3) a favorable human feasibility Phase I/II test represents a significant milestone event for the Company; and (4) once the indication for treating obesity, metabolic syndrome and type 2 diabetes has received FDA allowance, an abrupt increase in product benefit, revenues and corporate valuation can be projected. (5) Once efficacy claims are supported by clinical studies, insurance reimbursement may be obtained as a major milestone and revenue-increasing event.

The company will fast track EVL® to market to focus on the platform that offers the greatest potential revenue stream. It can be introduced as a precision device for endoscopic head and neck liposuction or submental lipectomy, liposuction of the arms, ankles, knees or abdominal liposculpture (six-pack “etching”) for which its added control is ideal. It can reasonably be expected to obtain 510(k) clearance for this indication as substantially equivalent to our predecessor devices given the modicum of change to the platform other than the means of actuation (electrical rather than pneumatic). In that way the Company can obtain EVL® revenue from the liposuction market while we follow FDA guidance to obtain approval for the specific indication of treating of obesity, metabolic syndrome, and type 2 diabetes next as it will require supporting clinical studies. Once the indication of endoscopic visceral lipectomy is granted for EVL®, the target market and user becomes the general or bariatric surgeon who performs laparoscopic procedures.

The total available U.S. physician market for liposuction instruments consists of a total of approximately 24,500 board-certified plastic surgeons, otolaryngologists, and dermatologists, 5,500 accredited hospitals, and 1,800 spas. As it was developed for medium and larger volume liposuction procedures in overweight and obese patients, Airbrush® Liposculptor II, which is pneumatically powered, and Airbrush® Liposculptor IIE, which will be introduced as a sleeker electric version, are targeted for board-certified plastic surgeons, bariatric surgeons, obstetricians, general surgeons, cosmetic surgeons, accredited operating suites, and hospitals.

Designed for smaller and medium liposuction procedures in normal to moderately overweight patients, Airbrush® Liposculptor III targets all physicians practicing liposuction in any setting, even a minimally equipped spa. With the Europe, South America, and Asia market size each about equal to the U.S., the effective market size for the Company’s products is quadrupled.

Airbrush® Liposculptor II and IIE are gentler-by-design than the competition, and allow larger volumes to be removed with less effort, more control, less trauma and bleeding, and without the danger of the twin cannulas becoming hot and risking burns as do ultrasonic or LASER devices.

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Airbrush® Liposculptor IIE will replace Airbrush® Liposculptor II targeting larger volume liposuction surgeons and procedures. Our price points are similar to ultrasound devices and lower than LASER alternatives, both of which expose the patient to potential burns by stroking these “hot pokers” under the skin. Unlike manual or other power-assisted liposuction devices on the market, our implementation of TCAL alone has the safety of magnetic coupling to prevent tissue or surgeon injury. The TCAL design facilitates attempts to maximize skin contraction by allowing subdermal treatment without risk of burns. Pipeline prototypes also in the support curved cannulas and bipolar cautery implementations.

Airbrush® Liposculptor III will target the small-volume liposuction market with integrated fat collection and reinjection consumables. It targets the MicroAire single cannula Power Assisted liposuction market with a simpler, cheaper and more vibration-free device. Unlike that device, generic rather than proprietary suction tubing can be used and is affixed to our stationary barb rather than being tugged upon to cause a vibration that may result in carpal tunnel syndrome or tennis elbow. Airbrush® III will incorporate a price discrimination model as it can be purchased alone as a plug-into-the-wall device or used for greater power and with instrument panel feedback in conjunction with the Intellimotion® Controller.

Our execution strategy is to reap revenues from the liposuction market, capitalize on TCAL’s large volume removal capability and the growing obesity problem until we can support efficacy claims to obtain insurance reimbursement and promote Endoscopic Visceral Lipectomy (“EVL”) as a treatment of obesity, metabolic syndrome and type 2 diabetes mellitus. We believe that our experienced physician founder and management team are well equipped to capitalize on their established connections to the medical community to facilitate product acceptance and build our company.

Marketing Plan

As rapidly as possible, we plan to obtain CE for Airbrush® Liposculptor II, IIE and EVL® to launch worldwide sales. Airbrush® Liposculptor III targets the small and medium volume liposuction device market with lower price points, larger anticipated penetration, and higher profit margin. We will price less than the perceived value premium to penetrate the market and seek ultimate payoff from geometrically growing associated consumable residuals, similar to HP.

That program will capitalize on the “rifle-barrel” marketing efficiencies and academic relationships facilitated by our CEO, who is an academically affiliated and respected plastic surgeon with established personal connections to Key Opinion Leaders (“KOL’s”). With directly targeted plastic surgeon, dermatologist and liposuction physician association membership and trade show contact, the Company will recruit and foster media exposure of prominent podium doctors in select population centers who can conduct training sessions and research. We will promote a cooperative advertising program similar to the highly successful Intel Inside® program, to exploit the large volume liposuction advantage of our twin-cannula design among board-certified surgeons wishing to treat these patients. We will use promotional incentives to increase awareness of the Airbrush® brand by allowing board-certified surgeons to apply 5% of their purchase price towards cooperative advertising.

We will both exhibit and present at trade show conferences with body sculpting, liposuction, and obesity emphasis – for both those physicians who already perform the procedure and those who are now adding it to their repertoire (e.g. American Society of Plastic Surgeons, American Society of Cosmetic Surgeons, American Society of Bariatric Surgeons, Lipolysis Society, International Society of Cosmetic Gynecology).

We will place the first produced Airbrush® Liposculptor IIE, Airbrush® Liposculptor III, and EVL® devices in the right hands – those of podium doctors in 3-5 already identified centers where the device would be readily accepted, assuring viral exposure to other influential surgeons and future surgeons-in-training, and be used both for treating patients and collecting data. We will support those physicians with publicity and stay in close contact with them to obtain feedback from them, allowing us to tweak and time the introduction of the developed products in our pipeline and release interval clinical experiences.

The key factor to physician adoption is close partnership with prominent podium doctors to establish EVL® Bariatric Treatment Centers and Airbrush Liposculpture® Centers with heavy media exposure and brand prominence in major cities. White papers and clinical studies will follow. Purchasing physicians will be enrolled in cooperative advertising programs in which they obtain regional referrals from the Company’s website and from responses to television, radio and fashion magazine advertisements. This “pull” approach has been widely and successfully used by the major pharmaceutical companies and both the LAL and UAL manufacturers to spur sales. Cooperative advertising incentives are highly cost-effective promotional means of multiplying the effect of each advertising dollar and of increasing brand exposure.

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Growth Plans

If the Offering is fully subscribed and products meet with an enthusiastic reception and ensuing revenues, the Company plans to grow its product line quickly to maximize the number of revenue streams for all three sectors of the liposuction market (small, medium and large), the larger injectable filler market with fat autografting devices, and ultimately the growing bariatric market.

Product Offerings and Markets

Our product offerings and the markets they target may be summarized as follows:

●	EVL® will be introduced first and is anticipated to garner some initial revenue out of head and neck endoscopic liposuction, submental lipectomy, arm, ankle, and abdominal liposculpture (“six-pack etching”) while we proceed with FDA guidance to obtain the specific indication of visceral lipectomy for the treatment of obesity, metabolic syndrome, and type 2 diabetes mellitus that is our ultimate goal, the principal value driver for the company and our target large potential revenue stream.

●	Airbrush® Liposculptor IIE for the medium and large volume liposuction market.

●	Airbrush® Liposculptor III for the small and medium large volume market.

●	Inline and integrated Airbrush® fat collection consumables to facilitate the immediate utilization of removed fat as an autograft to improve wrinkles and make a face more youthful.

The Company will exploit the advantage of its twin cannula technology in large volume liposuction and capture this one-third and growing obese sector of the population. The Company will continue perfecting its already working prototype of Airbrush® Liposculptor III, a smaller, simpler, cheaper and more effective single-cannula alternative to UAL, LAL and other single cannula PAL devices. This technology may be expected to obtain FDA clearance for sales under a 510(k). The average approval time for a 510(k) in 2013 was 166 days. As we believe our new entries are equivalent to our own already-cleared device with the same controller, we reasonably anticipate clearance for sale in that time frame or sooner for Airbrush® Liposculptor IIE, EVL® and Airbrush® Liposculptor III. However, neither the FDA granting of substantial equivalence nor a consistency with an historical time frame for clearance can be assured; delays are always possible.

Airbrush® Liposculptor III has been designed to improve upon the ARC® II Reciprocating Device offered by Byron and Mentor under their non-exclusive license and to target MicroAire’s present small and mid-volume liposuction market and local anesthesia spa-style small and middle volume liposuction facilities spot on. The Company believes Airbrush® Liposculptor III’s design is simpler, more durable, a more efficient straight-on coaxial rather than a bayonet design. It features a stationary barb to which generic rather than proprietary tubing can attach and not vibrate. The only part that might be prone to failure is deliberately made into a single use consumable that will generate a growing revenue train as more devices are sold. This next generation TCAL equipment will widely expand our potential market as it does not require pressurized gas for use and is suitable for the use in the “shopping mall” and unaccredited facility, spa environment.

A long-stroke twin cannula electrical version of our Airbrush® Liposculptor II has been prototyped and pipelined for production as Airbrush® Liposculptor IIE to eliminate the need for compressed gas or compressors and widen its market. Many of the mold parts as possible for EVL® and Airbrush® Liposculptor IIE will be common and interchangeable to minimize tooling costs and facilitate production. A single Intellimotion® Controller Console will power all devices but Airbrush® Liposculptor III will also be able to function with an adaptor as a simple plug-into-the-wall device without it.

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Convenient fat collection and concentration devices that facilitate expedient reinjection without transfer allow the double play of profiting both from the liposuction market and the highly profitable $2 billion annual U.S. wrinkle treatment market. Given the decreased cost of goods with the use of the patient’s own fat rather than hyaluronic acid (“HLA”) fillers, both the Company and the physicians can benefit from increased profit margins both here and abroad. In addition, patients find the prospect of some degree of permanence and using their own tissue attractive.

Projections

To create projections we make certain market assumptions as to costs and milestone achievements that we believe in our best business judgment are likely to prevail. However, given the uncertainties of both the domestic and world markets and unknown production difficulties we may encounter, added to possible regulatory delays, such projectionss may or may not prove to be accurate. These serve only to explain how the projections were prepared and as such represent management’s targets that it believes are attainable.

We assume a capital injection of at least $5,000,000 ($4,400,000 net) by the end of 2016. As first year’s production can only begin after funding, sales would begin in the last quarter of 2017 and there are no 2016 earnings. 2017 earnings will be disproportionately affected by delays in funding compared to the subsequent years’ earnings, as delays in financing will delay initial sales beyond Q4 2017 and into Q1 2018.

Our anticipated sales pricing for Airbrush® Liposculptor IIE’s debut is $50,000 as is the anticipated sales price for our EVL® system. We anticipate marketing Airbrush® Liposculptor III at $9,000. Airbrush® Liposculptor IIE and Airbrush® Consumables will have an anticipated per procedure sale price of $100. Airbrush® Liposculptor IIE COGS is preliminarily estimated at $10,000. The stand-alone Airbrush® Liposculptor III hand piece COGS is estimated at $1,000; and Airbrush® Liposculptor IIE and Airbrush® Liposculptor IIIE consumables’ COGS are both estimated at approximately $30 each. The number of bariatric procedures per surgeon was estimated at only two per month. One consumable device, with an estimated sale price of $1,700 and a projected 81% profit margin, will be used in each endoscopic visceral lipectomy procedure.

Domestic sales of Airbrush® Liposculptor IIE and EVL® are expected to begin in the last Quarter of 2017. Airbrush® Liposculptor IIE and Airbrush® Liposculptor III consumables will accompany their associated product offerings; sales are projected to grow with market penetration of the linked product offering. We anticipate obtaining a CE for each new product offering to allow international sales no more than three months after the commencement of production of each respective device.

We forecast a 20% annual sales growth, a buy/try conversion ratio of 31% equivalent to that surveyed for comparable devices and experience with sales of Airbrush® Liposculptor II, and an international/domestic unit sales ratio of 50% in 2017 growing to 100% in 2019 and beyond as typical of most American device manufacturers. The jump between 2017 and 2018 appears greater because it also reflects product and sales occurring over the full 12 months of 2018 rather than just a one or two months in the last quarter of 2017. Although substantially greater growth may be anticipated in 2019 once efficacy claims have been substantiated and insurance reimbursement possible, we projected just the same 20% growth.

The basis for the time and cost estimates required to develop each product from its present working prototype state into a manufactureable product is based upon much it shares in common with Airbrush® Liposculptor II System in production with 510(k) approval and how much they have in common with one another. Rather than actuating the new hand pieces with pressurized gas, we will do it electromechanically, eliminating pneumatic components.

The Intellimotion® Controller which powers the Airbrush® Liposculptor II hand piece will first have a power supply upgrade and a small interface board will to allow it to power all three of the new hand pieces. The first and most important hand piece for development is the EVL® hand piece; that development can begin almost simultaneously with the Controller upgrade. Sharing several parts in common, and benefiting from knowledge learned in EVL® development, the next hand piece is Airbrush® Liposculptor IIE, the electrical version of the current pneumatic Airbrush® Liposculptor II. Receipt of Offering funds permitting, Airbrush® Liposculptor IIE development can parallel track EVL® shortly after development of the latter is begun.

Receipt of Offering funds permitting, Airbrush® Liposculptor III hand piece development can parallel track development of Airbrush® Liposculptor IIE. As the Airbrush® fat autograft collectors are meant to be integrated with Airbrush III, development will logically accompany or follow development of that hand piece when Offering monies allow. Please see, High Degree of Risk on page 6.

Management’s estimates of the time required for regulatory approvals is reasonably based on lack of substantial change to the Intellimotion® Controller and “substantial equivalence” of current hand piece designs to our past designs, particularly with regards to the patient and surgeon interface. EMERGO reported the average time for an FDA approval of a Class II device in 2015 was 172 days by the FDA and 72 days by a Third Party Reviewer. The greater similarity and the less changed as management believes is the case for the Intellimotion® upgrade and the new hand pieces, the more likely it is to expect 510(k) clearance and expect it to be on the short side of that average. The company chose the Independent Reviewer pathway last time, and Offering proceeds permitting, anticipates opting for it again. Please see RISK FACTORS, Medical Technology and Device Industry Risks on page 7.

Before the Company can market EVL® as a device specifically for visceral lipectomy and even more specifically for the treatment of obesity, metabolic syndrome and type 2 diabetes mellitus, it will require additional FDA submission(s) that may include clinical studies or a premarket approval (“PMA”) which is a substantially more expensive and lengthy approval process than a 510(k). Please see RISK FACTORS, Regulatory Approvals on page 8.

Sales projections are based upon Management’s evaluation of the present market, sales and prices of similar products, current popularity of liposuction and bariatric procedures and trends. As the management is projecting an advertising budget pegged at 20% of gross sales and coupling that with 5% promotional incentives, Management believes it has sufficient basis for generating the projected unit sales and revenues based on product benefits compared to competing designs. However there is no assurance customers will share Management’s opinion or of customer base acceptance. Please see RISK FACTORS, Customer Base Acceptance, on page 9 and Competition, on page 10.

Per procedure usage of consumables (two per month) was chosen as a deliberately low estimate based on Management’s knowledge of liposuction and bariatric procedure popularity, trends, and frequency of those surgeries in Dr. Cucin’s own practice and the practices of his friends and associates. A flat 20% growth projection was made to match the advertising budget and avoid dependence on exactly when insurance reimbursement might be obtained to increase the availability of the procedure.

In our subscription base model for the purpose of projecting cumulating consumable sales, w e forecast 24 annual liposuctions or bariatric surgeries per purchasing surgeon to date per year and one consumable per procedure, i.e. one consumable in each of two surgeries per month for each month for which each purchasing physician is in possession of the purchased device. We forecast only one consumable per liposuction or visceral fat aspiration procedure for all years. We envision a combination of independent and salaried representatives but subtracted a sales commission of 20% from gross sales revenues and an additional promotional incentive of 5% (as will be offered only to qualified participating physicians) on all sales. We assume a product liability insurance cost of 5% of gross sales revenues and warranty repair costs estimated at 2% of gross sales revenues.

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In our projections for our timeline, we assume the likely success of obtaining an FDA 510(k) for substantial equivalence of our EVL® device to our own predecessors for use in subcutaneous liposuction such as head and neck and abdominal “six pack” sculpting or “etching.” While the device is in use for this indication and generating some revenue, we will pursue obtaining the additional indications with a modified or new 510(k) or a full PMA if required by the FDA. There will be no “off label” promotion prior to obtaining clearance for bariatric indications. For 2017 and 2018, only liposuction will be promoted and only liposuction revenues are projected on the pro forma.

Although the FDA is generally favorable to expediting approvals of drugs or devices for new procedures and indications, offering substantial benefit with less risk than existing ones and generally grants manufacturers access to the EAP and management believes this will occur, there is no assurance the FDA will not require a Premarket Approval procedure which takes longer and is substantially more costly. Our business plan staging allows us to garner revenue from the device immediately and in the interim with its initial indication and market should we receive less favorable FDA treatment. Other than the specific visceral fat indication discussed above, we anticipate approvals of our 510(k)’s within the 166-day period from date of application as was the average in 2013.

In our projections, we have presumed 510(k) approval to perform endoscopic visceral lipectomy without the specific indication of treating obesity, metabolic syndrome or type 2 diabetes by year-end 2018 and reflected the higher priced consumables from that point forward. A delay in bariatric approval beyond two years will be detrimental to our earnings projections as bariatric procedure consumable revenue will be delayed, but not fatal to the projections in their entirety as there are four other unaffected revenue streams. It is also not uncommon for manufacturers to be granted CE earlier than FDA approval to permit foreign sales with a broader international indication than a domestic one.

As funds are raised from the Offering, they will be allocated into future products in the following priority in line with management’s intent to maximize Corporate valuation: first to EVL®, then to Airbrush® Liposculptor IIE, next to Airbrush® Liposculptor III, and lastly to the Airbrush® Fat collection consumables. This prioritization favors long-term value over short-term returns. It will however have adverse consequences in the form of lower sales revenues in the first two or three years in the event our Offering is not fully subscribed and management has to allocate launch funds accordingly.

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PRODUCT DEVELOPMENT TARGET TIMELINES BASED ON A $5,000,000 GROSS FUNDING BY DECEMBER 31, 2016

PROJECTED UNIT SALES BASED ON A $5,000,000 GROSS FUNDING BY DECEMBER 31, 2016

AIRBRUSH® LIPOSCULPTOR IIE

AIRBRUSH® LIPOSCULPTOR III

EVL® SALES

PROJECTED REVENUES, PREMISED ON A $5,000,000 GROSS FUNDING BY DECEMBER 31, 2016

PRO FORMA INCOME STATEMENT	2016	2017	2018	2019	2020
Sales:					
Airbrush II & IIE Units sold (domestic)	0	10	72	86	103
Airbrush II & IIE Units sold (overseas)	0	5	54	77	103
Total Airbrush II units sold	0	15	126	163	206
Airbrush II Consumables	0	360	3,384	7,296	12,240
Airbrush III Units sold (domestic)	0	19	135	162	194
Airbrush III Units sold (overseas)	0	9	101	146	194
Total Airbrush III units sold	0	28	236	308	388
Airbrush III Consumables	0	666	6,330	13,722	23,034
EVL Units sold (domestic)	0	8	58	75	90
EVL Units sold (overseas)	0	4	44	68	90
Total EVL Units sold	0	12	102	143	180
EVL Consumables	0	288	2,724	6,144	10,464
Sales Revenue[a]	$0	$1,908,750	$20,116,200	$32,018,600	$45,908,200
Cost of Sales:					
Beginning Inventory	$0	$0	$30,701	$30,701	$429,373
Purchases	$0	$404,231	$3,492,829	$5,622,712	$7,726,262
Inventory on hand	$0	$404,231	$3,523,530	$5,653,413	$8,155,635
Ending inventory	$0	$30,701	$267,610	$429,373	$619,415
Cost of Goods Sold (COGS) (LIFO)	$0	$373,530	$3,255,920	$5,224,040	$7,536,220
Commissions	$0	$477,188	$5,029,050	$8,004,650	$11,477,050
Inventory & Fulfillment	$0	$19,088	$201,162	$320,186	$459,082
Packaging & Documentation	$0	$2,250	$18,900	$24,450	$30,900
Insurance	$14,016	$95,438	$1,005,810	$1,600,930	$2,295,410
Federal Device Excise Tax	$0	$43,901	$462,673	$736,428	$1,055,889
Royalty	$0	$0	$0	$0	$0
Total Cost of Sales[b]	$14,016	$1,011,394	$9,973,515	$15,910,684	$22,854,551
Gross margin	($14,016)	$897,356	$10,142,685	$16,107,916	$23,053,649
Operating Expenses:					
G&A	$28,671	$57,263	$603,486	$960,558	$1,377,246
Legal	$33,920	$40,704	$48,845	$48,845	$58,614
License impairment	$0	$0	$0	$0	$0
Payroll	$250,000	$300,000	$475,000	$570,000	$684,000
R&D	$650,461	$95,438	$1,005,810	$1,600,930	$2,295,410
Rent (uncapitalized leases)	$51,461	$61,753	$146,103	$175,324	$210,389
Travel	$10,000	$28,631	$301,743	$480,279	$688,623
Warranty repairs	$0	$45,000	$378,000	$489,000	$618,000
Compensation Expense - Stock Options	$32,019	$0	$0	$0	$0
Employee benefits:					
Automobile allowances	$4,800	$5,760	$6,912	$6,912	$8,294
Executive bonus	$0	$0	$0	$0	$0
Executive education	$0	$0	$0	$0	$0
Total employee benefits	$4,800	$5,760	$6,912	$6,912	$8,294
Promotional:					
MFS	$0	$0	$0	$0	$0
Advertising	$6,346	$381,750	$4,023,240	$6,403,720	$9,181,640
Demo equipment	$0	$60,000	$72,000	$72,000	$86,400
Investor Relations & Brokerage Fees	$525,064	$150,000	$150,000	$150,000	$150,000
Seminars & training	$0	$30,000	$36,000	$43,200	$51,840
Shows	$0	$30,000	$36,000	$43,200	$51,840
Total promotional	$531,410	$651,750	$4,317,240	$6,712,120	$9,521,720
Total Operating Expenses[c]	$1,592,741	$1,286,298	$7,283,139	$11,043,968	$15,462,296
Other Income	$193	$0	$0	$0	$0
Net Income before Interest and Taxes (EBITDA)	($1,606,564)	($388,942)	$2,859,546	$5,063,948	$7,591,353
Depreciation of Dyes, Tools & Injection Molds	($109,000)	($109,000)	($109,000)	($109,000)	($109,000)
Depreciation of Office, Furniture & Fixtures	($24,555)	($24,555)	($45,984)	($45,984)	($45,984)
Amortization of Exclusive License	$0	$0	$0	$0	$0
Net Income Before Interest & Taxes (EBIT)	($1,740,119)	($522,497)	$2,704,562	$4,908,964	$7,436,370
Less Interest Expense	($31,704)	$0	$0	$0	$0
Less Income Tax	($2,141)	($2,000)	($2,000)	($429,069)	($2,602,729)
Net income	($1,773,965)	($524,497)	$2,702,562	$4,479,895	$4,833,640

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DESCRIPTION OF PROPERTY

We do not own any real estate. We currently utilize administrative office space at 1701 South Flagler Drive, Suite 607, West Palm Beach, Florida 33401 and lease research and development flex space at 1550-4 Latham Road, West Palm Beach, Florida 33409 on a month-to-month basis with monthly payments of $1,214.53. The property is fully utilized as of this time.

We believe that the real property leased by us is suitable and adequate for our operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information set forth in “Description of Business” is incorporated herein by reference. Particular note should be given to the description of “Business Plan” therein.

The company intends to convert production from manufacture of its currently 510(k)-cleared Airbrush® Liposculptor II which is a pneumatic device to a sleeker electrical version with an anticipated potentially wider appeal, Airbrush® Liposculptor IIE. It plans to upgrade the current Intellimotion® Controller so it may power all devices - Airbrush® Liposculptor IIE, Airbrush® Liposculptor III and EVL®. It has sold out its inventory and has had virtually no revenue for the past three years. There is no meaningful trend in the absence of sales other than a flat one.

The Company’s current capital resources are limited. There is a Related Party Note Payable which mainly represents the C.E.O.’s Personal Guarantee on three bank revolving credit lines. It allows the Company to borrow with a weighted effective interest weight of 5.24%. The lines have no remaining capacity. As of August 1, 2016, the amounts outstanding and current interest rates are as follows:

Interest Rate	Credit Line	Amount Outstanding
5.67%	CHASE PG	$208,361.57
3.50%	CITIBANK,PG	$60,329.75
14.99%	BA, PG	$58,436.56
0.00%	direct	$106,052.70
	Total Note due R. Cucin	$433,180.58
Effective Rate: 5.24%

Upon a fully subscribed Offering, as indicated in the Use of Proceeds to Issuer on page 17, The Company envisions paying down approximately $467,306 of Company indebtedness, and as is good business practice paying down the highest interest rate debt and debt to unrelated parties first. As that debt includes a Note Payable of $80,680.03 for tooling financing to an unrelated party, (also secured by Dr. Cucin’s Personal Guarantee), that debt will be discharged before any zero interest debt to a Related Party will be repaid, leaving a possible $67,864.66 that may be paid directly to Dr. Cucin as a partial repayment of his interest free Note, if and only if the Offering is fully subscribed and it can be done without compromise to effectuating the Company’s business plan. t free Note represents Dr. Cucin’s long- term investment in the Company and need not be repaid until such time as the Company is able to do so without compromise to enactment of its business plan.

The Company’s ability to continue as a going concern is dependent upon a successful Offering and the successful introduction of its new products. The Company believes a well subscribed Offering will make that possible.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The table below sets forth certain information regarding our directors and executive officers as of August 1, 2016. At the time of filing, only our C.E.O. is a full time employee. Other executives, directors and consultants are part-time from none to several hours a week as needed. There are no arrangements or understandings between any person listed in the table below and any other person pursuant to which he or she was selected to his or her position.

Name	Position	Age	Date of Appointment

Robert L. Cucin, MD JD	Founder, President, Chief Executive Officer and Chairman of the Board	70	5/21/2001

Deborah Salerno	Chief Financial Officer and Director	62	6/29/2013

Jonas Gayer, CPA	Treasurer and Director	71	5/21/2001

Julia Cucin	Secretary and Director	96	5/21/2001

Peter Ciriscioli, Ph.D.	Engineering Consultant and Director	62	9/19/2014

Familial Relationships

Julia Cucin is Dr. Cucin’s mother. There are no other family relationships among the persons named above.

Business Experience

Robert L. Cucin, MD, JD

Founder, President, Chief Executive Officer and Chairman

Dr. Cucin is the inventor of Founder of the Company, the inventor of its technology, and has served as its President and C.E.O. since its inception in May of 2001. Dr. Cucin is a serial medical technology and healthcare entrepreneur. He is a practicing surgeon in Manhattan and the Palm Beaches affiliated with the Presbyterian – New York and New York University Downtown Hospitals. He received his undergraduate training from Cornell University where he received his B.A. and graduated magna cum laude in Chemistry and with distinction in all subjects. He was granted his M.D. from Cornell Medical College and did both his General Surgery and Plastic & Reconstructive Surgery Residences at the New York Hospital – Cornell University Medical Center. He is a diplomat of the American Board of Surgery and the American Board of Plastic Surgery, a member of the American College of Surgeons, the International College of Surgeons, and the American College of Legal Medicine. He has a teaching appointment at Weill Cornell Medical College.

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He received a Juris Doctorate from Fordham Law School and is duly admitted to the New York, New Jersey and D.C. Bars and the American Trial Lawyers Association. His original research has been the subject of numerous contributions to the medical literature and he has published books in the fields of both medicine and law. Dr. Cucin founded the Rocin Foundation for Plastic Surgical Research to support his academic research and employs his combined degrees and experience in heading a Biotechnology Analysis and Advisory Service to assist new and established companies developing and either manufacturing or licensing their biomedical intellectual property and to perform due diligence for investors interested in providing the start-up funds for ventures based upon new technology. Concentrating in finance and entrepreneurial ventures, Dr. Cucin obtained an M.B.A. from Columbia Business School and is a member of Mensa.

Twenty years ago. Dr. Cucin set up Rocin Laboratories, Inc. as a research and development company to perfect biomedical dermatologicals and devices. That company now has an extensive international patent portfolio. Dr. Cucin funded the Lipotome™ Sales unit, the Surgeons Tools Division, and ultimately BioSculpture Technology, Inc. to commercialize that patent portfolio and to concentrate on its further refinement, manufacture, worldwide distribution, and licensing.

Dr. Cucin scaled back his practice and has dedicated more than fifty hours a week as our Chairman, Chief Executive Officer and President since 2009. He continues to maintain a limited practice so he can demonstrate and instruct surgeons on the use of our instruments, give lectures, and maintain important peer relationships.

Ms. Deborah Salerno

Chief Financial Officer and Director

Ms. Salerno began her career in the securities industry 1977. In 1980, she became a principal of a risk arbitrage firm. In the mid 1980’s she joined a regional investment banking firm specializing in microcap offerings. By the late 1980’s she left the sell side and joined a hedge fund as a portfolio manager.

In 1988, Ms. Salerno opened DAS Consulting LLC, as managing director, where she participated in a numerous reverse merger and PIPE transactions and managed an investment fund. She has spoken at numerous Reverse Merger and PIPE Conferences and on the AIM market in London.

In 2009, she returned to a FINRA member firm to provide her expertise in the PIPE market.

As of 2015, she joined PPMT Capital LLC, which specializes in mergers and acquisitions advisory services, as Managing Director of Investment Banking. She is registered with TerraNova Capital Equities, Inc., FINRA member FINRA, and global firm with operations and investments in Asia, the U.K., Europe, Africa and Australia.

Her experience with security filings, public offerings, PIPE’s, alternative financing and MicroCap companies is of significant value to the Company.

Mr. Jonas Gayer, CPA

Treasurer and Director

Mr. Gayer has served as the Company’s Treasurer and Director since its founding in May of 2001. Mr. Gayer was educated at Brooklyn College and New York University, earning a BS Degree in Accounting, an MBA in Economics and Business Administration, and an MBA in Taxation.

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Mr. Gayer worked for the Internal Revenue Service in various capacities for ten years (1972-1982) before joining the CPA firm of Weinick Sander and Company, located in New York City.

In 1990, he established his own firm of Gayer Associates Tax Consulting Company that he still heads today. Mr. Gayer has been our Treasurer since its founding in 2001 and a member of our Board of Directors since 2003.

Ms. Julia Cucin

Secretary and Director

Ms. Julia Cucin has served as the company’s Secretary and as a Director since its founding in May of 2001. Ms. Cucin was educated at CUNY earning a BA. She worked as a paralegal at several New York Law Firms and as Personnel Supervisor at the New York World’s Fair.

Ms. Julia Cucin worked with her Husband and next with her son as Vice President and Chief Financial Officer of Esquire Cadillac Limousine Company from 1965 until its sale to Carey Limousine in 1991.

She remains active in several charities and community functions. She has received two awards for her poetry and is currently writing her third book. She has been our Corporate Secretary and a member of our Board of Directors since our founding in 2001.

Dr. Peter Ciriscioli, Ph.D.

Engineering Consultant and Director

Dr. Ciriscioli has served as consultant engineer since 2003 and has served as a Director since September 19, 2014. Dr. Ciriscioli received his B.S. and M.S. in Materials Science and Engineering from the University of California and a Ph.D. in Mechanical Engineering from Stanford University.

Prior experience includes that as Director of Research for the Fiberite Corporation where he led 30 engineers and scientists in U.S., U.K. and Europe and was responsible for the strategy and implementation of new technologies and products throughout the enterprise

Dr. Ciriscioli was Program Manager of the Engineering Mechanics Laboratory at General Electric Corporate Research from 1999 to 2001, where he led new technology development and implementation throughout GE. Prior to that, he worked as a consultant in technology strategy, technology transfer process, and product analysis for HEXCEL, a $1.5 billion aerospace materials manufacturer.

Most recently, Dr. Ciriscioli worked at BAE Systems from 2002 to 2014 as Director, Strategic Capture Support solutions, serving to lead the joint Systems/Navistar Military Group/Arvin Meritor, team to develop the JLTV Family of Vehicles, Captured Mine Resistant Ambush Protected (MRAP) vehicles, and the hybrid electric drive

He has four patents, two books, and numerous published journal articles to his credit.

Involvement in Certain Legal Proceedings.

There have been no events under any federal or state bankruptcy laws or criminal proceedings material to the evaluation of the ability and integrity of any of our directors or executive officers during the past five years.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Name	Capacities in which compensation was received	Cash Compensation ($)	Other Compensation ($) (1)	Total Compensation ($)
Robert L. Cucin, MD, JD	Founder, President, Chief Executive Officer, Chief Operating Officer, Chief Science Officer and Chairman of the Board	-0-	$46,953.57	$46,953.57
Deborah Salerno	Chief Financial Officer and Director	-0-	$70,009.15	$70,009.15
Jonas Gayer, CPA	Treasurer and Director	-0-	$-0-	$-0-
Julia Cucin	Secretary and Director	-0-	$-0-	$-0-
Peter Ciriscioli, Ph.D.	Engineering Consultant and Director	$3,500	$-0-	$-0-

(1) Represents the aggregate grant date fair value of stock options calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification No. 718. See Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2015.

Historically, we have not paid any salaries, bonuses or cash fees to any of our directors or executive officers. Accordingly, in 2015, the aggregate cash fees paid to our five directors, for their service as directors, as a group was $0. Non-cash compensation in the form of NSO’s has been granted as per the above table. Dr. Ciriscioli has received $3,500 as payment for his hourly billings to date as consultant engineer.

In April 2014, we adopted a cash compensation program for our executive officers, to be effective following successful completion of this Offering. The compensation listed will be phased in gradually at the discretion of the Board of Directors, commensurate with the rate at which the Offering is subscribed.

The Company and Dr. Cucin are parties to an employment agreement dated July 25, 2014, which has a 3-year term. The agreement provides that Dr. Cucin will be employed as the Company’s President, Chief Executive Office, Chief Operating Officer and Chief Science Officer at an annual salary of $200,000. The agreement also provides Dr. Cucin with an annual automobile allowance of $10,000 per year, a bonus of 1% of net operating profits of the Company, and provides that the Company shall pay Dr. Cucin’s medical malpractice liability insurance costs and his annual membership dues for the American Society of Plastic Surgeons. Although Dr. Cucin’s employment agreement provides for payment of the annual salary as set forth above, Dr. Cucin has waived receipt of this salary to date, to provide the Company with additional operating flexibility. We expect that Dr. Cucin will commence receiving this salary upon completion of this Offering going forward, although no past-deferred amounts will be paid.

The Company expects that, upon completion of this Offering, the Company and Ms. Salerno will enter into an agreement whereby Ms. Salerno will receive an annual salary of $125,000 with an estimated semi-annual bonus of $25,000.

The Company and Dr. Ciriscioli have an oral agreement pursuant to which Dr. Ciriscioli is paid $350 per hour for engineering consulting work completed for the Company.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

As of August 1, 2016, we had 6,130,277 shares of common stock outstanding and no shares of preferred stock outstanding. The following table sets forth information as of August 1, 2016 regarding the beneficial ownership of our common stock by:

33

(1)	all executive officers and directors as a group, and individually naming each director or executive officer who beneficially owns more than 10% of any class of our voting securities; and

(2)	any other security holder who beneficially owns more than 10% of any class of our voting securities as such beneficial ownership would be calculated if the issuer were subject to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934.

Information on beneficial ownership of securities is based upon a record list of our security holders and we have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

34

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class

Robert L. Cucin, MD, JD	5,450,000	232,000	89.3%

Deborah Salerno	2,294	116,000	1.9%

Jonas Gayer, CPA	-	58,000	*

Julia Cucin	-	58,000	*

Peter Ciriscioli, Ph.D.	-	58,000	*

All executive officers and directors as a group (5 persons)	5,452,294	522,000	89.8%

(1)	The address of each stockholder, director and executive officer listed is c/o BioSculpture Technology, Inc., 1701 South Flagler Drive, Suite 607, West Palm Beach, Florida 33401.

*	Less than 1%.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

There is a Note currently outstanding to Robert Cucin, our President, Chief Executive Officer and Chairman of the Board, from the Company totaling $429,972 as of March 31, 2016. This mainly represents his personal guarantee on three interest bearing revolving bank lines of credit and some direct loans by him to the Company. His personal guarantee allows the Company to draw upon those credit lines with an effective interest rate of approximately 3% during 2014 and 2015. As of August 1, 2016, the effective interest rate was 5.24%.

35

Dr. Cucin’s personal guarantee of our credit lines and his unsecured, non-interest bearing note were and still are his long term investments in the Company. Pursuant to the terms of the Note, the Note must be repaid when the Company is adequately funded to facilitate its repayment without adversely affecting operational cash flow materially. The Company plans to pay down these three lines of credit and remove Dr. Cucin’s personal guarantee immediately following the closing of this Offering.

Dr. Cucin’s personal guarantee was also necessary to obtain financing from VGM Financial Services to purchase hard cavity injection molds which are used to manufacture our multicore connectors which are used in the Airbrush® II Liposculptor. The balance due on that financing as of March 31, 2016 is approximately $80,680.03.

SECURITIES BEING OFFERED

We are offering 1,428,571 Shares of our common stock at a purchase price of $3.50 per Share, for maximum proceeds to us of approximately $5,000,000.

Our authorized capital stock consists of 20,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of August 1, 2016, we had 6,130,277 shares of common stock and no shares of preferred stock outstanding. Upon the successful completion of the Regulation D $500,000 Mezzanine Note sale and assuming bond conversion by July 31, 2016, a maximum of 8,067,648 shares of common stock will be issued and outstanding. If the bond conversion is not effected by July 31, 2016, a small number of additional shares may be issued because of additional interest converting.

The following summary of the rights of our capital stock as provided in our articles of incorporation, as amended, and bylaws. For more detailed information, please see our articles of incorporation, as amended, and bylaws, which have been filed as exhibits to the offering statement of which this Offering Circular is a part.

Common Stock

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights. There are no sinking fund provisions applicable to any class of our stock, and no shareholder has no liability for further calls or assessment by the Company. None of our shares of capital stock has any conversion rights.

There are no restrictions on the alienability of our common stock, other than pursuant to federal and state securities laws.

Our articles of incorporation, as amended, do not include any provisions discriminating against any existing or prospective holder of such securities as a result of such security holder owning a substantial amount of securities of the Company, and no rights of holders that may be modified otherwise than by a vote of a majority or more of the shares outstanding, voting as a class.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future to holders of our common stock. Any future determination to declare dividends for our common stock will be made at the discretion of our board of directors, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

36

The Board adopted a Stock Option Plan in 2011. Most of the options granted pursuant to the plan are non-statutory stock options, are subject to a four-year vesting period, terminate on death, have an exercise price of $2.18, and are non-transferable. The options that were granted pursuant to the plan most recently vested immediately because they were granted to persons who have been associated with, and provided services to, the Company for four or more years at the time of grant. Under the plan, options for 886,731 shares were authorized and to date options to purchase 759,000 shares have been issued, leaving options to purchase 127,731 shares authorized but unissued. There are no immediate plans to issue any of those options but we reserve the right to issue any or all of those authorized options as needed to attract and motivate suitable personnel as operations are ramped up.

Preferred Stock

Our board of directors is authorized by our articles of incorporation, as amended, to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our shareholders. Any shares of preferred stock so issued would have priority over our common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our shareholders and may adversely affect the voting and other rights of the holders of our common stock. At present, we have no plans to issue any additional shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class-voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our shareholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which such shareholders might receive a premium for their stock over the then market price of such stock. Our board presently does not intend to seek shareholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

37

F-1

Pybus & Company, P.A.

Certified Public Accountants

American Institute Of Certified Public Accountants	824 US Highway One, Suite 110
Florida Institute Of Certified Public Accountants	North Palm Beach, Florida 33408
Phone (561) 282-1870
Fax (561) 282-1871
www.pybuscpa.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Biosculpture Technologies, Inc.

We have audited the accompanying balance sheets of BioSculpture Technologies Inc. as of December 31, 2015 and 2014, and the related statements of operations, changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2015. BioSculpture Technologies Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BioSculpture Technology, Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the years in the two-year period ended December, 2015, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company used cash in operations of $139,944 and $90,735 and had a net loss of $198,752 and $147,368 for the years ended December 31, 2015 and 2014, respectively. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 3 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Pybus & Company, P.A.

Pybus & Company, P.A.

North Palm Beach, FL

June 14, 2016

F-2

BioSculpture Technology, Inc.

Balance Sheets

	As of December 31, 2015	As of December 31, 2014
ASSETS
Current Assets
Cash	$2,437	$67
Inventory	-	187
Total Current Assets	2,437	254

Property and Equipment, Net	6,749	16,150

Other Assets
Deposits	35	1,250
Total Other Assets	35	1,250

Total Assets	$9,221	$17,654

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current Liabilities
Accounts payable and accrued expenses	$57,908	$58,469
Convertible Notes payable	93,100	-
Note Payable Related Party	445,490	471,276
Note Payable	80,680	80,680
Total Current Liabilities	677,177	610,425

Total Liabilities	677,177	610,425

Commitments & Contingencies	-	-

Shareholders’ Deficit
Common stock, 0.001 par value, 20,000,000 shares authorized 6,054,582 and 6,020,178 common shares issued and outstanding respectively	6,020	6,020
Paid-in-capital in excess of stated value	2,929,232	2,805,700
Common stock to be issued	34	-
Accumulated deficit	(3,603,243)	(3,404,491)
Total Shareholders’ Deficit	(667,956)	(592,771)

Total Liabilities and Shareholders’ Deficit	$9,221	$17,654

See accompanying notes to financial statements.

F-3

BioSculpture Technology, Inc.

Statement of Operations

	Year Ended December 31,
	2015	2014

Revenues
Sales, net	$968	$12,977
Total Revenue	968	12,977

Cost of Goods Sold
Cost of sales	187	739
Gross Profit	781	12,238

Expenses
Research and development	766	11,589
Sales and marketing	59,486	1,447
General and administrative	107,888	86,883
Interest expense	21,993	18,914
Depreciation and amortization	9,401	40,773
Total Expenses	199,533	159,606

Loss from Operations	(198,752)	(147,368)

Loss Before Provision for Income Taxes	(198,752)	(147,368)

Provision for income taxes	-	-

Net Loss	$(198,752)	$(147,368)

See accompanying notes to financial statements.

F-4

BioSculpture Technology, Inc.

Statement of Changes in Shareholders’ Deficit

	Common Stock		Preferred Stock		Common Stock to be Issued	Additional Paid-in-	Accumulated
	Shares	Amount	Shares	Amount	Amount	Capital	Deficit	Total
Balance December 31, 2013	6,013,296	$6,013	-	$-	$-	$2,775,176	$(3,257,123)	$(475,934)
Services exchanged for stock options	-	-	-	-	-	15,531	-	15,531
Shares Issued for cash	6,882	7	-	-	-	14,993	-	15,000
Net loss for the year ended 2014	-	-	-	-	-	-	(147,368)	(147,368)
Balance December 31, 2014	6,020,178	6,020	-	-	-	2,805,700	(3,404,491)	(592,771)
Deferred compensation exchanged for stock options	-	-	-	-	-	48,567	-	48,567
Shares issued for services	22,936	-	-	-	23	49,977	-	50,000
Shares Issued for cash	11,468	-	-	-	11	24,989	-	25,000
Net loss for the year ended 2015	-	-	-	-	-	-	(198,752)	(198,752)
Balance December 31, 2015	6,054,582	$6,020	-	$-	$34	$2,929,232	$(3,603,243)	$(667,956)

See accompanying notes to financial statements.

F-5

BioSculpture Technology, Inc.

Statement of Cash Flows

	Year Ended December 31,
	2015	2014

Cash Flows From Operating Activities
Net loss	$(198,752)	$(147,368)
Adjustments to Reconcile Net Loss to Net Cash Used in Operations
Depreciation and amortization	9,401	40,773
Amortization of deferred compensation	48,567	15,531
Changes in Operating Assets and Liabilities
Decrease in inventory	187	739
(Increase) in prepaid expenses and other current assets	-	(157)
Decrease in deposits	1,215	-
(Decrease) in accounts payable and accrued expenses	(561)	(253)
Net Cash Used in Operations	(139,944)	(90,735)

Cash Flows from Investing Activities	-	-

Cash Flows from Financing Activities
Convertible notes payable	93,100	-
Note payable related party	(25,786)	75,015
Sale of stock	75,000	15,000
Net Cash Provided by Financing Activities	142,314	90,015

Net Increase (Decrease) in Cash	2,370	(720)
Cash, Beginning of Year	67	787
Cash, End of Year	$2,437	$67

Supplemental Disclosure of Cash Activities:
Cash paid for interest	$18,276	$18,914
Income taxes paid	$-	$-

Supplemental Schedule of Non-Cash Financing Activities:
Warrants issued for financing	$-	$-
Warrants issued for services	$-	$-

See accompanying notes to financial statements.

F-6

BIOSCULPTURE TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and December 31, 2014

NOTE 1: ORGANIZATION AND NATURE OF OPERATIONS

BioSculpture Technology, Inc. is a U.S. Delaware C-corporation with a fiscal year end December 31, (The Company or “BST”). BST is an F.D.A.-registered medical device manufacturer and developer of surgical devices and procedures for handling adipose tissue targeting: the liposuction and body sculpting market; the bariatric market; and fat autograft and adipocyte-derived stem cell processing markets.

BST has prioritized final development of a patented and prototyped minimally invasive device for the endoscopic removal of visceral or “belly” fat as a new treatment of obesity, metabolic syndrome and type 2 diabetes mellitus.

The Company’s operates efficiently using OEM manufacturers to manufacture, provide inventory and fulfilment, and service the medical devices manufactured pursuant to its design specifications.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company maintains its accounts on the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of cash flow statements, the Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition, Accounts Receivable and Allowances

The Company recognizes revenue over the period the service is performed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 605, Revenue Recognition in Financial Statements. In general, ASC No. 605 requires that four basic criteria must be met before revenue can be recognized: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services rendered, (iii) the fee is fixed and determinable, and (iv) collectability is reasonably assured.

F-7

BIOSCULPTURE TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and December 31, 2014

The Company places its products with medical distributors, who make the products available for sale to customers, consisting of hospitals and surgery centers. Revenue from sales of products and related costs of products sold are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectivity is reasonably assured. This generally occurs when the customer requests and takes possession of the product for use, at which time title passes to the customer.

Management monitors collections and payments from its customers and maintains an allowance for doubtful accounts based upon our historical experience and any specific customer collection issues that have been identified. Management uses its best judgment, based on the best available facts and circumstances, and records a reserve against the amounts due to reduce the receivable to the amount that is expected to be collected. These reserves are re-evaluated and adjusted as additional information is received that impacts the amount reserved.

Inventory

Inventory has been valued on a lower of cost or market value basis and consists only of finished goods available and ready for sale. Inventory assets were $187 and $0 on December 31, 2014 and 2015 respectively.

Property and Equipment

Property and equipment are carried at cost. Depreciation is computed using the straight-line method over their useful economic lives, which is estimated at 7 to 10 years.

Licenses and Patents

Costs to acquire rights to licenses are capitalized and amortized over their expected economic useful lives. Where the future benefits of the rights are unknown, these costs are expensed as incurred. Costs associated with the submission of a patent application are expensed as incurred given the uncertainty of the patents resulting in probable future economic benefits to the Company.

Long-lived Assets

The Company reviews its long-lived assets and certain identifiable intangible assets held and used for possible impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. In evaluating the fair value and future benefits of its tangible and intangible assets, management performs an analysis of the anticipated discounted future net cash flows of the individual assets over the remaining estimated economic useful lives. The Company recognizes an impairment loss if the carrying value of the assets exceeds the expected future cash flows. As of December 31, 2014 and December 31, 2015, there were no impaired long-lived assets.

F-8

BIOSCULPTURE TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and December 31, 2014

Income Taxes

The Company accounts for income taxes using the asset and liability method prescribed by ASC No. 740, Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating loss and tax credit carry forwards. Deferred taxes are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in results of operations in the period that includes the enactment date.

Each reporting period, the Company assesses whether its deferred tax assets are more-likely-than-not realizable, in determining whether it is necessary to record a valuation allowance. This includes evaluating both positive (e.g., sources of taxable income) and negative (e.g., recent historical losses) evidence that could impact the realizability of the Company’s deferred tax assets.

The Company recognizes the impact of an uncertain tax position in its financial statements if, in management’s judgment, the position is more-likely-than-not sustainable upon audit based on the position’s technical merits. This involves the identification of potential uncertain tax positions, the evaluation of applicable tax laws and an assessment of whether a liability for uncertain tax positions is necessary. Different conclusions reached in this assessment can have a material impact on our consolidated financial statements. Currently, we have no uncertain tax positions.

The net deferred tax liability in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

	2015	2014

Deferred Tax Liability	$-	$-

Deferred tax asset
Net operating Loss Carry Forward	1,498,679	1,435,521
Valuation Allowance	(1,498,679)	(1,435,521)
Net Deferred Tax asset	$-	$-
Net Deferred Tax Liability	$-	$-

F-9

BIOSCULPTURE TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and December 31, 2014

The provision for income taxes has been computed as follows:

	2015	2014
Expected income tax recovery (expense) at the statutory rate of 35% - Federal	$69,563	$51,579
Expected income tax recovery (expense) at the statutory rate of 7.1% - State	14,111	10,463
Tax effect of expenses that are not deductible for income tax purposes	(20,517)	(6,612)
Change in valuation allowance	(63,158)	(55,430)
Provision for income taxes	$-	$-

The valuation allowance was established to reduce the deferred tax asset to the amount that will more likely than not be realized. This is necessary due to the Company’s continued operating losses and the uncertainty of the Company’s ability to utilize all of the net operating loss carry forwards before they will expire through the year 2035. The net change in the valuation allowance for the years ended December 31, 2014 and 2015 were decreases of $55,430 and $63,158 respectively. The components of income tax expense related to continuing operations are as follows:

	2015	2014
Federal
Current	-	-
Deferred	$-	$-
	-	-
State and Local
Current	-	-
Deferred	-	-
	$-	$-

Reclassification

Certain amounts from prior periods have been reclassified to conform to the presentation of current periods.

Note Payable

On April 13, 2007, the Company entered into a capital lease with VGM Financial Services for $154,475 towards tooling for Airbrush® Multicore Connector parts maintained at the Colder Products Company. The loan was secured by a lien on the tooling and the Personal Guarantee of Dr. Cucin.

The Company made its last payment on March 20, 2009 and defaulted on the lease on May 1, 2009 with unpaid principal and interest was $73,345, the value at which the debt is carried forward. An oral promise was made to pay the unpaid principal in full as soon as the Company is able in a telephone conversation at the time. A delinquent fee of $7,335 which is 10% of the past due balance has been accrued per the capital lease agreement.

F-10

BIOSCULPTURE TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and December 31, 2014

						Later
	2016	2017	2018	2019	2020	Years
Note Payable Maturities:	$80,680	$-	$-	$-	$-	$-

Shipping and Handling Costs

We expense all shipping and handling costs as incurred. We include these costs in general and administrative expenses on the accompanying financial statements

Advertising Costs

We expense advertising costs when incurred. Advertising costs were $9,486 and $1,447 during the years ended December 31, 2015 and 2014, respectively.

Research and Development Expenses

Research and development expenditures, which are expensed as incurred, totaled $11,588 and $765 during the years ended December 31, 2014 and 2015 respectively.

Stock-Based Compensation

In accordance with ASC No. 718, Compensation – Stock Compensation (“ASC 718”), the Company measures the compensation costs of stock-based compensation arrangements based on the grant date fair value of granted instruments and recognizes the costs in the financial statements over the period during which employees are required to provide services. Stock-based compensation arrangements include stock options and restricted stock awards.

Equity instruments (“instruments”) issued to non-employees are recorded on the basis of the fair value of the instruments, as required by ASC 718. ASC No.505, Equity Based Payments to Non-Employees (“ASC 505”), defines the measurement date and recognition period for such instruments. In general, the measurement date is (a) when a performance commitment, as defined, is reached or (b) when the earlier of (i) the non-employee performance is complete and (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in ASC 505.

The Fair Market Value of each option granted under the Company’s Amended and Restated 2011 Long-term Incentive Plan (the “Plan”) was estimated using the Black Scholes Merton option-pricing model (see Note 10). Using this model, fair value is calculated based on assumptions with respect to (i) expected volatility of the Company’s common stock price, (ii) the expected life of the award, which for options is the period of time over which employees and nonemployees are expected to hold their options prior to exercise, (iii) expected dividend yield on the Company’s common stock, and (iv) a risk-free interest rate, which is based on quoted U.S. Treasury rates for securities with maturities approximating the expected term. Expected volatility was estimated based on an average of available data from the reported volatilities in financial filings of three Small Cap medical device companies. The expected life of options has been determined using the “simplified” method as prescribed by Staff Accounting Bulletin (“SAB”) No. 110, an amendment to SAB No. 107, which uses the midpoint between the vesting date and the end of the contractual term. The expected dividend yield is zero as the Company has never paid dividends and does not currently anticipate paying dividends in the foreseeable future.

F-11

BIOSCULPTURE TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and December 31, 2014

Recent Accounting Pronouncements

On May 12, 2011, the Financial Accounting Standards Board (“FASB”) issued revised authoritative guidance (Accounting Standards Update (“ASU”) No.2011-04) covering fair value measurements and disclosures. The amended guidance include provisions for (1) the application of concepts of “highest and best use” and “valuation premises”, (2) an option to measure groups of offsetting assets and liabilities on a net basis, (3) incorporation of certain premiums and discounts in fair value measurements, and (4) measurement of the fair value of certain instruments classified in stockholders’ equity. The revised guidance is effective for interim and annual periods beginning after December 15, 2011. The Company adopted this revised authoritative guidance prospectively for new or materially modified arrangements beginning January 1, 2012. The adoption of this revised authoritative guidance update did not have a significant impact on the Company’s consolidated financial statements.

In December 2011, FASB issued Accounting Standards Update 2011-11, Balance Sheet - Disclosures about Offsetting Assets and Liabilities” to enhance disclosure requirements relating to the offsetting of assets and liabilities on an entity’s balance sheet. The update requires enhanced disclosures regarding assets and liabilities that are presented net or gross in the statement of financial position when the right of offset exists, or that are subject to an enforceable master netting arrangement.

NOTE 3: GOING CONCERN

The financial statements have been prepared assuming that the Company will continue as a going concern. The Company used cash in operations of $90,735 and $139,944 and had a net loss of $147,368 and $198,752 for the years ended December 31, 2014 and 2015, respectively. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan.

Management believes that the actions presently being taken and the success of future operations will be sufficient to enable the Company to continue as a going concern. This includes the introduction of new products including those targeting new markets such as the bariatric treatment of obesity, metabolic syndrome and type 2 diabetes mellitus. However, there can be no assurance that the raising of equity and/or debt, including convertible debt and/or future operations will be successful. Failure to achieve the needed equity and/or debt, including convertible debt funding could have a material adverse effect on the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-12

BIOSCULPTURE TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and December 31, 2014

NOTE 4: INVENTORIES

Inventories consist of the following at the end of these reporting periods:

	December 31,
	2014	2015
Finished Goods	$187	$-
Total	$187	$-

As the company has terminated production of the pneumatic Airbrush Liposculpture® System II it currently manufactures and intends to convert its production to an electromechanical Airbrush Liposculpture® IIE, the company wrote off its remaining inventory of $47,874 on December 31, 2013. It retained only $926 at the start of 2014 and $187 at the start of 2015 to make a few additional component supply sales to an existing user during those years and finish 2015 with no remaining inventory.

NOTE 5: PROPERTY AND EQUIPMENT

Property and equipment consist of the following at the end of these reporting periods:

	December 31,
	2014	2015
Dyes, Tools & Molds	$43,921	$6,274
Furniture & Fixtures	13,002	9,876
Total Property & Equipment	56,923	16,150
Depreciation	(40,773)	(9,401)
Net	$16,150	$6,749

Furniture & Fixtures were depreciated in a straight-line fashion over an estimated useful life of 10 years; depreciation expense on furniture and fixtures for the years ended December 31, 2014 and 2015 was approximately $3,126 each year.

Dyes, Tools and Molds with an initial value of $264,524 were depreciated over a useful life of 7 years. The annual depreciation expense was $37,646 and $219,603 of depreciation had accumulated by December 31, 2013. Tooling depreciation of $37,646 was expensed taken on December 31, 2014, leaving a remaining value of $6,274 value to be completely depreciated in 2015.

F-13

BIOSCULPTURE TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and December 31, 2014

NOTE 6: INTANGIBLE ASSETS

Exclusive License

BioSculpture Technology, Inc. entered into a License Agreement with Rocin Laboratories, Inc. on June 2, 2001 in exchange for $250,000 and a 6% royalty on gross sales. The License was exclusive for all patents in the portfolio except for patent 5,112,302.

The $250,000 value of the license was calculated by calculating the Net Present Value of a 20-year cash flow of $40,000 per year at a discount rate of 15%, which came to $250,373. That was the Byron Medical guaranteed annual minimum royalty payment alone. Rocin Laboratories was also receiving a 10% royalty from NuMed on a non-exclusive license of the same single patent at the time.

On July 10, 2009, the Exclusive License was modified to eliminate royalty payments in exchange for an additional payment of $250,000. By then there were 18 applications and 15 patents had issued. This gave the BioSculpture Technology, Inc. an exclusive, paid up, perpetual, royalty free license of the portfolio, its continuations and subsequent improvements, and an absolute lock on twin cannula technology in the marketplace. The license is carried on the books at its cost of $500,000. It is perpetual, fully paid up and royalty free, and includes all improvements upon current technology.

Currently there are three newly allowed patents and numerous pending U.S. applications. Allowances are for endoscopic visceral lipectomy and pending claims include subsequent improvements in the design of the single and twin cannula aspiration platform extending protection to 2029.

As the license has generated negligible cash flow for the proceeding 3 years, the license was deemed fully impaired on December 31, 2013.

NOTE 7: LEASES

The Company occupies a 1,400 square foot office at 1550-4 Latham Road, West Palm Beach, Florida where it is a month-to-month tenant as the previous lease had expired and ownership of the property has changed hands twice in the last several years through bankruptcy. There is no current lease on the office but the tenant is a month-to-month tenant on good terms with the property owner who is happy with the current arrangement.

						Later
	2016	2017	2018	2019	2020	Years
Lease Payments:	$-	$-	$-	$-	$-	$-

F-14

BIOSCULPTURE TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and December 31, 2014

NOTE 8: CONVERTIBLE NOTES PAYABLE

During 2015, six convertible notes payable have been issued totaling $93,100 with 10% annual simple interest, which permit the payee to convert any unpaid principal and interest into the company’s common stock at a price of $2.18.

The notes are due within one year of the loan date with the last loan due on December 18, 2016.

	Balance				Balance
	December 31, 2013	Additions	Notes Converted	Notes Repaid	December 31, 2014
Total	$-	-	-	-	$-

	Balance				Balance
	December 31, 2014	Additions	Notes Converted	Notes Repaid	December 31, 2015
Total	$-	93,100	-	-	$93,100

NOTE 9: RELATED PARTY TRANSACTIONS

Note Payable Related Party

There is a Note currently outstanding to an officer of the Company totaling $471,276 and $445,490 on December 31, 2014 and 2015 respectively. This mainly represents his Personal Guarantee on three interest bearing bank-revolving Lines of Credit but also some direct loans by him to the Company. His Personal Guarantee allows the Company to draw upon those Credit Lines with an effective interest rate of approximately 3% during 2014 and 2015.

						Later
	2016	2017	2018	2019	2020	Years
Note Payable Related Party Maturities:	$445,490	$-	$-	$-	$-	$-

NOTE 10: SHAREHOLDER’S DEFICIT

Common Stock

During 2014, the Company issued 6,882 of common stock at a price of $2.18 per share.

During 2015, the company authorized the sale of 11,468 shares of common stock at a price of $2.18 per share. The shares have been recorded as to be issued at December 31, 2015

During 2015, the Company authorized the issuance of 22,936 shares of common stock at $2.18, the fair value of the shares when the individual performed services. The fair value of the shares totaling $50,000 has been recorded as consulting services. The shares have been recorded as to be issued at December 31, 2015

F-15

BIOSCULPTURE TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and December 31, 2014

Stock Options

The Company has an Employee Stock Option Plan instituted on November 16, 11 (“2011 ESOP”), which provides for the issuance of stock options to management and other key employees. There are 886,731 shares reserved under the Stock Option Plan, of which 585,000 shares were available for grant at December 31, 2013. Options were granted for periods not exceeding 10 years and exercisable 0 to 4 years after the date of grant at an exercise price of not less than 100% of the fair market value of the common stock on the date of grant. All options granted to date have been non-statutorily qualified options. (“NSO” or “NSQO”).

For the purposes of calculating the stock-based compensation under FASB (ASC) 718, the Company estimates the fair value of the stock options using Black-Scholes option-pricing model, which is consistent with the model used for pro-forma disclosures under SFAS 123 prior to the adoption of FASB (ASC) 718. The Black Scholes option-pricing model was developed for use in estimating the fair value of short-lived exchange traded options that have no vesting restrictions and are fully transferrable. In addition, Black-Scholes option-pricing model incorporates various highly sensitive assumptions including expected volatility, expected term and interest rates. Due to the Company’s private status limited historical, restricted stock sales, the estimated volatility reflects application of SAB No. 107, incorporating the historical volatility of comparable companies whose share prices are freely trading and publically available. The expected term of the Company’s stock option is based on an expected event horizon of a change in control triggering the total vesting and exercise of the options per the stock option agreement. In addition, in accordance with FASB (ASC) 718 share based compensation expense recognized in the statement of operation in 2013 for award grants after January 1, 2009 is based on awards ultimately expected to vest and is reduced for estimated forfeitures.

On November 16, 2011, the Company granted options to purchase 580,000 shares of the Company’s common stock, at an exercise price of $2.18 per share. The options vest between a one to three year period and expire November 16, 2021. The most recent sales price of the common stock at the time of issuance of the options was $1.00 per share. The fair value of the options totaled $184,507 using the Black-Scholes option pricing model with the following assumptions: i) risk free interest rate of 2.78%, ii) expected life of between 3 and 6.5 years, iii) dividend yield of 0%, iv) expected volatility of 59%. The Company recognized $0 and $13,811 deferred compensation for the years ended 2015 and 2014 respectively.

On September 20, 2013, the Company granted options to purchase 5,000 shares of the Company’s common stock, at an exercise price of $2.18 per share. The options vest over a four year period and expire September 20, 2023. The most recent sales price of the common stock at the time of issuance of the options was $2.18 per share. The fair value of the options totaled $6,455 using the Black-Scholes option pricing model with the following assumptions: i) risk free interest rate of 2.35%, ii) expected life of 7 years, iii) dividend yield of 0%, iv) expected volatility of 57.9%. The Company recognized $1,614 and $1,614 deferred compensation for the years ended 2015 and 2014 respectively.

F-16

BIOSCULPTURE TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and December 31, 2014

On February 3, 2015, the Company granted options to purchase 116,000 shares of the Company’s common stock, at an exercise price of $2.18 per share. The options vested instantly and expire February 3, 2025. The most recent sales price of the common stock at the time of issuance of the options was $2.18 per share. The fair value of the options totaled $116,963 using the Black-Scholes option pricing model with the following assumptions: i) risk free interest rate of 2.14%, ii) expected life of between 2.5 and 5 years, iii) dividend yield of 0%, iv) expected volatility of 64.44%. The Company recognized $116,963 of deferred compensation for the year ended 2015.

Additional information concerning the activity in the option plan is as follows:

	2015		2014
		Weighted		Weighted
		Average		Average
	Options	Exercise Price	Options	Exercise Price
Outstanding, beginning of year	585,000	2.18	585,000	2.18
Granted	116,000	2.18	-	-
Exercised	-	-	-	-
Forfeited	-	-	-	-
Expired	-	-	-	-
Outstanding, end of year	701,000	2.18	585,000	2.18

Exercisable, end of year	696,000		580,000

Additional information concerning the unvested options is as follows:

	2015		2014
		Weighted		Weighted
		Average		Average
	Options	Exercise Price	Options	Exercise Price
Non-Vested options at beginning of year	5,000	2.18	5,000	2.18
Granted	-	-	-	-
Vested	-	-	-	-
Cancelled	-	-	-	-
Non-Vested options at end of year	5,000	2.18	5,000	2.18

F-17

BIOSCULPTURE TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and December 31, 2014

Summarized information with respect to the options outstanding under the option plan at December 31, 2015 is as follows:

Options Outstanding			Options Exercisable
Remaining
		Average	Weighted		Weighted
Exercise	Number	Contractual	Average	Number	Average
Price	Outstanding	Life (In Years)	Exercise Price	Exercisable	Exercise Price
2.18	701,000	4.77	2.18	696,000	2.18

The estimated fair value of each stock option grant on the date of grant was computed using the following weighted-average assumptions:

	December 31,
	2015	2014
Risk-free interest rate	2.14%	2.54%
Expected term (life) of options (in years)	8.35	8.51
Expected dividends	-	-
Expected volatility	64.44%	70.07%

NOTE 11: COMMITMENTS AND CONTINGENCIES

The Company is subject to legal proceedings, claims and liabilities that arise in the ordinary course of business. In the opinion of management, the amount of the ultimate liability with respect to those actions will not materially affect the Company’s financial position or results of operations. There are no active or pending litigation or proceedings involving the Company.

NOTE 12: SUBSEQUENT EVENT

In preparing the financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through June 14, 2016, the date the financial statements were issued.

In 2016, three convertible notes payable have been issued totaling $34,100 with 10% annual simple interest, which permit the payee to convert any unpaid principal and interest into the company’s common stock at a price of $2.18.

In February of 2016, the company authorized the sale of 45,872 shares of common stock at a price of $1.09 per share.

In May of 2016, the company authorized the sale of 25,236 shares of common stock at a price of $2.18 per share.

F-18

BioSculpture Technology, Inc.

Balance Sheets

	As of	As of
	March 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current Assets
Cash	$12,836	$2,437
Total Current Assets	12,836	2,437

Property and Equipment, Net	5,967	6,749

Other Assets
Deposits	35	35
Total Other Assets	35	35

Total Assets	$18,839	$9,221

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$57,141	$57,908
Convertible notes payable	122,100	93,100
Note payable related party	429,972	445,490
Note payable	80,680	80,680
Total Current Liabilities	689,894	677,177

Total Liabilities	689,894	677,177

Commitments & Contingencies	-	-

Shareholders’ Deficit
Common stock, 0.001 par value, 20,000,000 shares authorized 6,100,454 and 6,054,582 common shares issued and outstanding respectively	6,020	6,020
Paid-in-capital in excess of stated value	2,979,589	2,929,232
Common stock to be issued	80	34
Accumulated deficit	(3,656,745)	(3,603,243)
Total Shareholders’ Deficit	(671,055)	(667,956)

Total Liabilities and Shareholders’ Deficit	$18,839	$9,221

See accompanying notes to financial statements.

F-19

BioSculpture Technology, Inc.

Statements of Operations

Unaudited

	Quarter Ended March 31,
	2016	2015

Revenues
Sales, net	$-	$-
Total Revenue

Cost of Goods Sold
Cost of sales	-	-
Gross Profit	-	-

Expenses
Research and development	-	266
Sales and marketing	22,515	53,280
General and administrative	19,953	131,149
Interest expense	10,253	3,603
Depreciation and amortization	782	6,274
Total Expenses	53,502	194,573

Loss from Operations	(53,502)	(194,573)

Loss Before Provision for Income Taxes	(53,502)	(194,573)

Provision for income taxes	-	-

Net Loss	$(53,502)	$(194,573)

See accompanying notes to financial statements.

F-20

BioSculpture Technology, Inc.

Statement of Changes in Shareholders’ Deficit

Unaudited

	Common Stock		Preferred Stock		Common Stock to be Issued	Additional	Accumulated
	Shares	Amount	Shares	Amount	Amount	Paid-in-Capital	Deficit	Total
Balance December 31, 2015	6,054,582	$6,020	-	$-	$34	$2,929,232	$(3,603,243)	$(667,956)
Services exchanged for stock options	-	-	-	-	-	403	-	403
Shares issued for cash	45,872	-	-	-	46	49,954	-	50,000
Net loss for the quarter ended March 31, 2016	-	-	-	-	-	-	(53,502)	(53,502)
Balance March 31, 2016	6,100,454	$6,020	-	$-	$80	$2,979,589	$(3,656,745)	$(671,055)

See accompanying notes to financial statements.

F-21

BioSculpture Technology, Inc.

Statements of Cash Flows

Unaudited

	Quarter Ended March 31,
	2016	2015

Cash Flows From Operating Activities
Net loss	$(53,502)	$(194,573)
Adjustments to Reconcile Net Loss to Net Cash Used in Operations
Depreciation and amortization	782	6,274
Amortization of deferred compensation	403	121,325
Changes in Operating Assets and Liabilities
Increase / (Decrease) in accounts payable and accrued expenses	(766)	1,270
Net Cash Used in Operations	(53,083)	(65,703)

Cash Flows from Investing Activities	-	-

Cash Flows from Financing Activities
Convertible notes payable	29,000	-
Note payable related party	(15,518)	(8,417)
Sale of Stock	50,000	75,000
Net Cash Provided by Financing Activities	63,482	66,583

Net Increase in Cash	10,399	880
Cash, Beginning of Quarter	2,437	67
Cash, End of Quarter	$12,836	$947

Supplemental Disclosure of Cash Activities:
Cash paid for interest	$7,340	$3,603
Income taxes paid	$-	$-

Supplemental Schedule of Non-Cash Financing Activities:
Warrants issued for financing	$-	$-
Warrants issued for services	$-	$-

See accompanying notes to financial statements

F-22

BIOSCULPTURE TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

Unaudited

NOTE 1: ORGANIZATION AND NATURE OF OPERATIONS

BioSculpture Technology, Inc. is a U.S. Delaware C-corporation with a fiscal year end December 31, (The Company or “BST”). BST is an F.D.A.-registered medical device manufacturer and developer of surgical devices and procedures for handling adipose tissue targeting: the liposuction and body sculpting market; the bariatric market; and fat autograft and adipocyte-derived stem cell processing markets.

BST has prioritized final development of a patented and prototyped minimally invasive device for the endoscopic removal of visceral or “belly” fat as a new treatment of obesity, metabolic syndrome and type 2 diabetes mellitus.

The Company’s operates efficiently using OEM manufacturers to manufacture, provide inventory and fulfilment, and service the medical devices manufactured pursuant to its design specifications.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Interim Financial Statements

The accompanying unaudited interim financial statements of BioSculpture Technologies, Inc., should be read in conjunction with the audited financial statements and notes dated December 31, 2015. The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, for interim financial information. Accordingly, since they are interim statements, the accompanying unaudited interim consolidated financial statements do not include all of the information and notes required by GAAP for complete financial statements. The accompanying unaudited interim consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, that are, in the opinion of our management, necessary to a fair statement of the results for the interim periods presented. Interim results are not necessarily indicative of results for a full year, or any other interim period.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of cash flow statements, the Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents.

F-23

BIOSCULPTURE TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

Unaudited

Revenue Recognition, Accounts Receivable and Allowances

The Company recognizes revenue over the period the service is performed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 605, Revenue Recognition in Financial Statements. In general, ASC No. 605 requires that four basic criteria must be met before revenue can be recognized: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services rendered, (iii) the fee is fixed and determinable, and (iv) collectability is reasonably assured.

The Company places its products with medical distributors, who make the products available for sale to customers, consisting of hospitals and surgery centers. Revenue from sales of products and related costs of products sold are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectivity is reasonably assured. This generally occurs when the customer requests and takes possession of the product for use, at which time title passes to the customer.

Management monitors collections and payments from its customers and maintains an allowance for doubtful accounts based upon our historical experience and any specific customer collection issues that have been identified. Management uses its best judgment, based on the best available facts and circumstances, and records a reserve against the amounts due to reduce the receivable to the amount that is expected to be collected. These reserves are re-evaluated and adjusted as additional information is received that impacts the amount reserved.

Inventory

Inventory has been valued on a lower of cost or market value basis and consists only of finished goods available and ready for sale. Inventory assets were $0 and $0 on March 31, 2016 and December 31, 2015 respectively.

Property and Equipment

Property and equipment are carried at cost. Depreciation is computed using the straight-line method over their useful economic lives, which is estimated at 7 to 10 years.

Licenses and Patents

Costs to acquire rights to licenses are capitalized and amortized over their expected economic useful lives. Where the future benefits of the rights are unknown, these costs are expensed as incurred. Costs associated with the submission of a patent application are expensed as incurred given the uncertainty of the patents resulting in probable future economic benefits to the Company.

F-24

BIOSCULPTURE TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

Unaudited

Long-lived Assets

The Company reviews its long-lived assets and certain identifiable intangible assets held and used for possible impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. In evaluating the fair value and future benefits of its tangible and intangible assets, management performs an analysis of the anticipated discounted future net cash flows of the individual assets over the remaining estimated economic useful lives. The Company recognizes an impairment loss if the carrying value of the assets exceeds the expected future cash flows. As of March 31, 2016 and December 31, 2015, there were no impaired long-lived assets.

Income Taxes

The Company accounts for income taxes using the asset and liability method prescribed by ASC No. 740, Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating loss and tax credit carry forwards. Deferred taxes are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in results of operations in the period that includes the enactment date.

Each reporting period, the Company assesses whether its deferred tax assets are more-likely-than-not realizable, in determining whether it is necessary to record a valuation allowance. This includes evaluating both positive (e.g., sources of taxable income) and negative (e.g., recent historical losses) evidence that could impact the realizability of the Company’s deferred tax assets.

The Company recognizes the impact of an uncertain tax position in its financial statements if, in management’s judgment, the position is more-likely-than-not sustainable upon audit based on the position’s technical merits. This involves the identification of potential uncertain tax positions, the evaluation of applicable tax laws and an assessment of whether a liability for uncertain tax positions is necessary. Different conclusions reached in this assessment can have a material impact on our consolidated financial statements. Currently, we have no uncertain tax positions.

Reclassification

Certain amounts from prior periods have been reclassified to conform to the presentation of current periods.

Note Payable

On April 13, 2007, the Company entered into a capital lease with VGM Financial Services for $154,475 towards tooling for Airbrush® Multicore Connector parts maintained at the Colder Products Company. The loan was secured by a lien on the tooling and the Personal Guarantee of Dr. Cucin.

F-25

BIOSCULPTURE TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

Unaudited

The Company made its last payment on March 20, 2009 and defaulted on the lease on May 1, 2009 with unpaid principal and interest was $73,345, the value at which the debt is carried forward. An oral promise was made to pay the unpaid principal in full as soon as the Company is able in a telephone conversation at the time. A delinquent fee of $7,335 which is 10% of the past due balance has been accrued per the capital lease agreement.

						Later
	2016-9 Months	2017	2018	2019	2020	Years
Note Payable Maturities:	$80,680	$-	$-	$-	$-	$-

Shipping and Handling Costs

We expense all shipping and handling costs as incurred. We include these costs in general and administrative expenses on the accompanying financial statements

Advertising Costs

We expense advertising costs when incurred. Advertising costs were $15 and $3,280 during the periods ended March 31, 2016 and 2015, respectively.

Research and Development Expenses

Research and development expenditures, which are expensed as incurred, totaled $0 and $266 during the periods ended March 31, 2016 and 2015 respectively.

Stock-Based Compensation

In accordance with ASC No. 718, Compensation – Stock Compensation (“ASC 718”), the Company measures the compensation costs of stock-based compensation arrangements based on the grant date fair value of granted instruments and recognizes the costs in the financial statements over the period during which employees are required to provide services. Stock-based compensation arrangements include stock options and restricted stock awards.

Equity instruments (“instruments”) issued to non-employees are recorded on the basis of the fair value of the instruments, as required by ASC 718. ASC No.505, Equity Based Payments to Non-Employees (“ASC 505”), defines the measurement date and recognition period for such instruments. In general, the measurement date is (a) when a performance commitment, as defined, is reached or (b) when the earlier of (i) the non-employee performance is complete and (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in ASC 505.

F-26

BIOSCULPTURE TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

Unaudited

The Fair Market Value of each option granted under the Company’s Amended and Restated 2011 Long-term Incentive Plan (the “Plan”) was estimated using the Black Scholes Merton option-pricing model (see Note 10). Using this model, fair value is calculated based on assumptions with respect to (i) expected volatility of the Company’s common stock price, (ii) the expected life of the award, which for options is the period of time over which employees and nonemployees are expected to hold their options prior to exercise, (iii) expected dividend yield on the Company’s common stock, and (iv) a risk-free interest rate, which is based on quoted U.S. Treasury rates for securities with maturities approximating the expected term. Expected volatility was estimated based on an average of available data from the reported volatilities in financial filings of three Small Cap medical device companies. The expected life of options has been determined using the “simplified” method as prescribed by Staff Accounting Bulletin (“SAB”) No. 110, an amendment to SAB No. 107, which uses the midpoint between the vesting date and the end of the contractual term. The expected dividend yield is zero as the Company has never paid dividends and does not currently anticipate paying dividends in the foreseeable future.

Recent Accounting Pronouncements

On May 12, 2011, the Financial Accounting Standards Board (“FASB”) issued revised authoritative guidance (Accounting Standards Update (“ASU”) No.2011-04) covering fair value measurements and disclosures. The amended guidance include provisions for (1) the application of concepts of “highest and best use” and “valuation premises”, (2) an option to measure groups of offsetting assets and liabilities on a net basis, (3) incorporation of certain premiums and discounts in fair value measurements, and (4) measurement of the fair value of certain instruments classified in stockholders’ equity. The revised guidance is effective for interim and annual periods beginning after December 15, 2011. The Company adopted this revised authoritative guidance prospectively for new or materially modified arrangements beginning January 1, 2012. The adoption of this revised authoritative guidance update did not have a significant impact on the Company’s consolidated financial statements.

In December 2011, FASB issued Accounting Standards Update 2011-11, Balance Sheet - Disclosures about Offsetting Assets and Liabilities” to enhance disclosure requirements relating to the offsetting of assets and liabilities on an entity’s balance sheet. The update requires enhanced disclosures regarding assets and liabilities that are presented net or gross in the statement of financial position when the right of offset exists, or that are subject to an enforceable master netting arrangement.

NOTE 3: GOING CONCERN

The financial statements have been prepared assuming that the Company will continue as a going concern. The Company used cash in operations of $53,083 and $65,703 and had a net loss of $53,502 and $194,573 for the years ended March 31, 2016 and 2015, respectively. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan.

Management believes that the actions presently being taken and the success of future operations will be sufficient to enable the Company to continue as a going concern. This includes the introduction of new products including those targeting new markets such as the bariatric treatment of obesity, metabolic syndrome and type 2 diabetes mellitus. However, there can be no assurance that the raising of equity and/or debt, including convertible debt and/or future operations will be successful. Failure to achieve the needed equity and/or debt, including convertible debt funding could have a material adverse effect on the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-27

BIOSCULPTURE TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

Unaudited

NOTE 4: PROPERTY AND EQUIPMENT

Property and equipment consist of the following at the end of these reporting periods:

	March 31, 2016	December 31, 2015
Dyes, Tools & Molds	$6,274	$6,274
Furniture & Fixtures	9,876	9,876
Total Property & Equipment	16,150	16,150
Depreciation	(10,183)	(9,401)
Net	$5,967	$6,749

Furniture & Fixtures were depreciated in a straight-line fashion over an estimated useful life of 10 years; depreciation expense on furniture and fixtures for the periods ended March 31, 2016 and 2015 was $782 for both periods.

Dyes, Tools and Molds with an initial value of $264,524 were depreciated over a useful life of 7 years. Tooling depreciation for the periods ended March 31, 2016 and 2015 was $0 and $5,492 for each period, respectively.

The total depreciation expense for the periods ended March 31, 2016 and 2015 was $782 and $6,274, respectively.

NOTE 5: INTANGIBLE ASSETS

Exclusive License

BioSculpture Technology, Inc. entered into a License Agreement with Rocin Laboratories, Inc. on June 2, 2001 in exchange for $250,000 and a 6% royalty on gross sales. The License was exclusive for all patents in the portfolio except for patent 5,112,302.

The $250,000 value of the license was calculated by calculating the Net Present Value of a 20-year cash flow of $40,000 per year at a discount rate of 15%, which came to $250,373. That was the Byron Medical guaranteed annual minimum royalty payment alone. Rocin Laboratories was also receiving a 10% royalty from NuMed on a non-exclusive license of the same single patent at the time.

F-28

BIOSCULPTURE TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

Unaudited

On July 10, 2009, the Exclusive License was modified to eliminate royalty payments in exchange for an additional payment of $250,000. By then there were 18 applications and 15 patents had issued. This gave the BioSculpture Technology, Inc. an exclusive, paid up, perpetual, royalty free license of the portfolio, its continuations and subsequent improvements, and an absolute lock on twin cannula technology in the marketplace. The license is carried on the books at its cost of $500,000. It is perpetual, fully paid up and royalty free, and includes all improvements upon current technology.

Currently there are three newly allowed patents and numerous pending U.S. applications. Allowances are for endoscopic visceral lipectomy and pending claims include subsequent improvements in the design of the single and twin cannula aspiration platform extending protection to 2029.

As the license has generated negligible cash flow for the proceeding 3 years, the license was deemed fully impaired on December 31, 2013.

NOTE 6: LEASES

The Company occupies a 1,400 square foot office at 1550-4 Latham Road, West Palm Beach, Florida where it is a month-to-month tenant as the previous lease had expired and ownership of the property has changed hands twice in the last several years through bankruptcy. There is no current lease on the office but the tenant is a month-to-month tenant on good terms with the property owner who is happy with the current arrangement.

						Later
	2016	2017	2018	2019	2020	Years

Lease Payments:	$-	$-	$-	$-	$-	$-

NOTE 7: CONVERTIBLE NOTES PAYABLE

During 2015, six convertible notes payable have been issued totaling $93,100 with 10% annual simple interest, which permit the payee to convert any unpaid principal and interest into the company’s common stock at a price of $2.18.

During the first quarter of 2016, three convertible notes payable have been issued totaling $29,000 with 10% annual simple interest, which permit the payee to convert any unpaid principal and interest into the company’s common stock at a price of $2.18.

The notes are due within one year of the loan date with the last loan due on December 18, 2016.

F-29

BIOSCULPTURE TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

Unaudited

	Balance				Balance
	December 31, 2015	Additions	Notes Converted	Notes Repaid	March 31, 2016
Total	$93,100.00	29,000.00	-	-	$122,100.00

	Balance				Balance
	December 31, 2014	Additions	Notes Converted	Notes Repaid	December 31, 2015
Total	$-	93,100	-	-	$93,100

NOTE 8: RELATED PARTY TRANSACTIONS

Note Payable Related Party

There is a Note currently outstanding to an officer of the Company totaling $429,972 and $445,490 on March 31, 2016 and December 31, 2015 respectively. This mainly represents his Personal Guarantee on three interest bearing bank-revolving Lines of Credit but also some direct loans by him to the Company. His Personal Guarantee allows the Company to draw upon those Credit Lines with an effective interest rate of approximately 3% during 2014 and 2015.

						Later
	2016-9 Months	2017	2018	2019	2020	Years
Note Payable Related Party Maturities:	$429,972	$-	$-	$-	$-	$-

NOTE 9: SHAREHOLDER’S DEFICIT

Common Stock

During 2014, the Company issued 6,882 of common stock at a price of $2.18 per share.

During 2015, the company authorized the sale of 11,468 shares of common stock at a price of $2.18 per share. The shares have been recorded as to be issued at December 31, 2015.

During 2015, the Company authorized the issuance of 22,936 shares of common stock at $2.18, the fair value of the shares when the individual performed services. The fair value of the shares totaling $50,000 has been recorded as consulting services. The shares have been recorded as to be issued at December 31, 2015.

In February of 2016, the company authorized the sale of 45,872 shares of common stock at a price of $1.09 per share. The shares have been recorded as to be issued at March 31, 2016.

F-30

BIOSCULPTURE TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

Unaudited

Stock Options

The Company has an Employee Stock Option Plan instituted on November 16, 11 (“2011 ESOP”), which provides for the issuance of stock options to management and other key employees. There are 886,731 shares reserved under the Stock Option Plan, of which 585,000 shares were available for grant at December 31, 2013. Options were granted for periods not exceeding 10 years and exercisable 0 to 4 years after the date of grant at an exercise price of not less than 100% of the fair market value of the common stock on the date of grant. All options granted to date have been non-statutorily qualified options. (“NSO” or “NSQO”).

For the purposes of calculating the stock-based compensation under FASB (ASC) 718, the Company estimates the fair value of the stock options using Black-Scholes option-pricing model, which is consistent with the model used for pro-forma disclosures under SFAS 123 prior to the adoption of FASB (ASC) 718. The Black Scholes option-pricing model was developed for use in estimating the fair value of short-lived exchange traded options that have no vesting restrictions and are fully transferrable. In addition, Black-Scholes option-pricing model incorporates various highly sensitive assumptions including expected volatility, expected term and interest rates. Due to the Company’s private status limited historical, restricted stock sales, the estimated volatility reflects application of SAB No. 107, incorporating the historical volatility of comparable companies whose share prices are freely trading and publically available. The expected term of the Company’s stock option is based on an expected event horizon of a change in control triggering the total vesting and exercise of the options per the stock option agreement. In addition, in accordance with FASB (ASC) 718 share based compensation expense recognized in the statement of operation in 2013 for award grants after January 1, 2009 is based on awards ultimately expected to vest and is reduced for estimated forfeitures.

On November 16, 2011, the Company granted options to purchase 580,000 shares of the Company’s common stock, at an exercise price of $2.18 per share. The options vest between a one to three year period and expire November 16, 2021. The most recent sales price of the common stock at the time of issuance of the options was $1.00 per share. The fair value of the options totaled $184,507 using the Black-Scholes option pricing model with the following assumptions: i) risk free interest rate of 2.78%, ii) expected life of between 3 and 6.5 years, iii) dividend yield of 0%, iv) expected volatility of 59%. The Company recognized $0 and $13,811 deferred compensation for the years ended 2015 and 2014 respectively.

On September 20, 2013, the Company granted options to purchase 5,000 shares of the Company’s common stock, at an exercise price of $2.18 per share. The options vest over a four year period and expire September 20, 2023. The most recent sales price of the common stock at the time of issuance of the options was $2.18 per share. The fair value of the options totaled $6,455 using the Black-Scholes option pricing model with the following assumptions: i) risk free interest rate of 2.35%, ii) expected life of 7 years, iii) dividend yield of 0%, iv) expected volatility of 57.9%. The Company recognized $1,614 and $1,614 deferred compensation for the years ended 2015 and 2014 respectively.

F-31

BIOSCULPTURE TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

Unaudited

On February 3, 2015, the Company granted options to purchase 116,000 shares of the Company’s common stock, at an exercise price of $2.18 per share. The options vested instantly and expire February 3, 2025. The most recent sales price of the common stock at the time of issuance of the options was $2.18 per share. The fair value of the options totaled $116,963 using the Black-Scholes option pricing model with the following assumptions: i) risk free interest rate of 2.14%, ii) expected life of between 2.5 and 5 years, iii) dividend yield of 0%, iv) expected volatility of 64.44%.

The Company recognized $403 and $121,325 of deferred compensation expense during the quarters ended March 31, 2016 and 2015, respectively.

Additional information concerning the activity in the option plan is as follows:

	March 31, 2016		December 31, 2015
		Weighted		Weighted
		Average		Average
	Options	Exercise Price	Options	Exercise Price
Outstanding, beginning of	701,000	2.18	585,000	2.18
Granted	-	-	116,000	2.18
Exercised	-	-	-	-
Forfeited	-	-	-	-
Expired	-	-	-	-
Outstanding, end of year	701,000	2.18	701,000	2.18

Exercisable, end of year	696,000		696,000

Additional information concerning the unvested options is as follows:

	March 31, 2016		December 31, 2015
		Weighted		Weighted
		Average		Average
	Options	Exercise Price	Options	Exercise Price
Non-Vested options at beginning of year	5,000	2.18	5,000	2.18
Granted	-	-	-	-
Vested	-	-	-	-
Cancelled	-	-	-	-
Non-Vested options at end of year	5,000	2.18	5,000	2.18

F-32

BIOSCULPTURE TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

Unaudited

Summarized information with respect to the options outstanding under the option plan at March 31, 2016 is as follows:

	Options Outstanding			Options Exercisable
Remaining
		Average	Weighted		Weighted
Exercise	Number	Contractual	Average	Number	Average
Price	Outstanding	Life (In Years)	Exercise Price	Exercisable	Exercise Price
2.18	701,000	4.25	2.18	696,000	2.18

Summarized information with respect to the options outstanding under the option plan at December 31, 2015 is as follows:

	Options Outstanding			Options Exercisable
Remaining
		Average	Weighted		Weighted
Exercise	Number	Contractual	Average	Number	Average
Price	Outstanding	Life (In Years)	Exercise Price	Exercisable	Exercise Price
2.18	701,000	4.77	2.18	696,000	2.18

The estimated fair value of each stock option grant on the date of grant was computed using the following weighted-average assumptions:

	December 31,
	2015	2014
Risk-free interest rate	2.14%	2.54%
Expected term (life) of options (in years)	8.35	8.51
Expected dividends	-	-
Expected volatility	64.44%	70.07%

NOTE 10: COMMITMENTS AND CONTINGENCIES

The Company is subject to legal proceedings, claims and liabilities that arise in the ordinary course of business. In the opinion of management, the amount of the ultimate liability with respect to those actions will not materially affect the Company’s financial position or results of operations. There are no active or pending litigation or proceedings involving the Company.

NOTE 11: SUBSEQUENT EVENT

In preparing the financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through June 16, 2016, the date the financial statements were issued.

In May of 2016, the company authorized the sale of 25,236 shares of common stock at a price of $2.18 per share.

F-33

INDEX TO EXHIBITS

Exhibit No.	Description
2.1*	Amended and Restated Certificate of Incorporation of BioSculpture Technology, Inc.
2.2*	Bylaws of BioSculpture Technology, Inc.
3.1*	BioSculpture Technology, Inc. – Summary Term Sheet – Mezzanine Convertible Bonds
4.1*	Form of Subscription Agreement.
6.1*	Employment Agreement by and between BioSculpture Technology, Inc. and Robert L. Cucin.
6.2*	BioSculpture Technology, Inc. 2011 Stock Option Plan.
6.3*	Employment Agreement dated as of July 27, 2016 by and between BioSculpture Technology, Inc. and Robert L. Cucin.
6.4*	Placement and Advisory Services Agreement dated as of July 16, 2016 by and between BioSculpture Technology, Inc. and Monarch Bay Securities, LLC.
6.5*	License Agreement between BioSculpture Technology, Inc. and Rocin Laboratories, Inc. and Robert L. Cucin, M.D.
6.6*	Modification to License Agreement between BioSculpture Technology, Inc. and Rocin Laboratories, Inc. and Robert L. Cucin, M.D.
6.7*	Second Modification to License Agreement between BioSculpture Technology, Inc. and Rocin Laboratories, Inc. and Robert L. Cucin, M.D.
6.8	Minutes of Special Director’s Meeting August 3, 2016
10.1*	Power of Attorney (included on signature page).
11.1	Consent of Pybus & Company, P.A.
11.2	Consent of Attorney (included in Exhibit 12.1).
12.1	Opinion of Attorney.

* Filed previously.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 25 , 2016.

BioSculpture Technology, Inc.

By:	/s/ Robert L. Cucin, MD, JD
Name:	Robert L. Cucin, MD, JD
Title:	President and Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert L. Cucin	President, Chief Executive Officer and	August 25 , 2016
Robert L. Cucin, MD, JD	Chairman of the Board (principal executive officer)

*	Chief Financial Officer and Director	August 25 , 2016
Deborah Salerno	(principal financial officer and principal accounting officer)

*	Secretary and Director	August 25 , 2016
Julia Cucin

*	Treasurer and Director	August 25 , 2016
Jonas Gayer, CPA

*	Engineering Consultant and Director	August 25 , 2016
Peter Ciriscioli, Ph.D.

* By:	/s/ Robert L. Cucin, MD, JD
Robert L. Cucin, MD, JD
Attorney-in-fact

39